                           OFFER TO PURCHASE FOR CASH
             ANY AND ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             THE CHERRY CORPORATION
                                       AT
                              $26.40 NET PER SHARE
                                       BY
                             CABO ACQUISITION CORP.
--------------------------------------------------------------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 13, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF JUNE 5, 2000, BETWEEN THE CHERRY CORPORATION (THE "COMPANY") AND CABO ACQUISITION CORP. (THE "PURCHASER"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY THAT REPRESENTS MORE THAN 67% OF THE THEN OUTSTANDING SHARES (WHEN TAKEN TOGETHER WITH SHARES BENEFICIALLY OWNED BY PURCHASER AND PETER B. CHERRY AND CERTAIN AFFILIATES OF PETER B. CHERRY (THE "CHERRY FAMILY MEMBERS")), (II) THE ABSENCE OF A MATERIAL ADVERSE EFFECT WITH RESPECT TO THE COMPANY, (III) THE COMPANY NOT BREACHING OR FAILING TO COMPLY IN ANY MATERIAL RESPECT WITH ANY OF ITS MATERIAL OBLIGATIONS CONTAINED IN THE MERGER AGREEMENT, AND (IV) THE COMPANY'S REPRESENTATIONS AND WARRANTIES CONTAINED IN THE MERGER AGREEMENT BEING TRUE IN ALL MATERIAL RESPECTS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AT A MEETING ON JUNE 4, 2000, BASED ON, AMONG OTHER THINGS, THE RECOMMENDATION OF A SPECIAL COMMITTEE COMPRISED OF INDEPENDENT DIRECTORS
(I) DETERMINED THAT THE MERGER (AS DEFINED BELOW) IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER, THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN PURCHASER AND THE CHERRY FAMILY MEMBERS), (II) APPROVED THE OFFER AND THE MERGER AND APPROVED THE MERGER AGREEMENT, AND (III) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND, IF REQUIRED BY LAW, APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                    THE DATE OF THIS OFFER IS JUNE 15, 2000

                                   IMPORTANT

    Any holder of shares of common stock of the Company (the "Shares") desiring to tender all or any portion of the Shares owned by such holder should either
(i) complete and sign the Letter of Transmittal (as defined below) or a copy thereof in accordance with the instructions in the enclosed Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares, and any other required documents, to Harris Trust and Savings Bank (the "Depositary"), (ii) where applicable, cause the holder's broker, dealer, commercial bank, trust company or other nominee to tender the Shares pursuant to the procedures for book-entry transfer of shares, or (iii) comply with the guaranteed delivery procedures, in each case upon the terms set forth in "THE TENDER OFFER--Procedures for Tendering Shares." Any holder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the holder's broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender the Shares. See "THE TENDER OFFER--Procedures for Tendering Shares."

    Any holder who desires to tender Shares and whose certificate(s) evidencing the Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "THE TENDER OFFER--Procedures for Tendering Shares."

    Questions and requests for assistance and additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from Morrow & Co., Inc. (the "Information Agent") and Banc of America Securities LLC (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

SUMMARY TERM SHEET................................................    i

INTRODUCTION......................................................    1

SPECIAL FACTORS...................................................    3

1.    Background of the Offer and the Merger; Contacts with the
        Company...................................................    3

2.    Recommendation of the Special Committee and the Board of
        Directors of the Company; Fairness of the Offer and the
        Merger....................................................    4

3.    Opinion of Financial Advisor to the Special Committee.......    5

4.    Purpose and Structure of the Offer and the Merger; Plans for
        the Company...............................................    9

5.    Position of Purchaser Regarding Fairness of the Offer and
        the Merger................................................   10

6.    Rights of Stockholders in the Offer and the Merger..........   11

7.    The Merger Agreement and the Stockholder Agreement..........   13

8.    Interests of Certain Persons in the Offer and the Merger....   20

9.    Beneficial Ownership of Shares..............................   20

10.   Certain United States Federal Income Tax Consequences.......   22

THE TENDER OFFER..................................................   23

1.    Terms of the Offer..........................................   23

2.    Acceptance for Payment and Payment for Shares...............   24

3.    Procedures for Tendering Shares.............................   25

4.    Withdrawal Rights...........................................   27

5.    Price Range of Shares.......................................   28

6.    Certain Information Concerning the Company..................   29

7.    Certain Information Concerning Purchaser....................   32

8.    Source and Amount of Funds..................................   33

9.    Effect of the Offer on the Market for the Common Stock;
        Exchange Act Registration.................................   33

10.   Conditions of the Offer.....................................   34

11.   Certain Legal Matters; Regulatory Approvals.................   35

12.   Fees and Expenses...........................................   37

13.   Miscellaneous...............................................   38

SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
  OFFICERS OF THE COMPANY...................................  I-1

SCHEDULE II SECTION 262 OF THE GENERAL CORPORATION LAW OF
  THE STATE OF DELAWARE.....................................  II-1

ANNEX A OPINION OF FINANCIAL ADVISOR TO THE SPECIAL
  COMMITTEE.................................................  A-1

ANNEX B AGREEMENT AND PLAN OF MERGER........................  B-1

ANNEX C STOCKHOLDER AGREEMENT...............................  C-1

                               SUMMARY TERM SHEET

    Purchaser is offering to purchase all of the outstanding common stock of the Company for $26.40 per share in cash. The following are some of the questions that you, as a stockholder of the Company, may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

    Q: WHO IS OFFERING TO BUY MY SECURITIES?

    A: The offer is being made by CABO Acquisition Corp., a newly formed Delaware corporation. CABO Acquisition Corp. was formed by Peter B. Cherry and the Cherry Family Members. The Cherry Family Members own approximately 53% of the Company's outstanding common stock through various entities. Mr. Cherry is the President and Chairman of the Company. See "THE TENDER OFFER--Certain Information Concerning Purchaser."

    Q: WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

    A: We are making the Offer for any and all shares of common stock of the Company not owned by Peter B. Cherry and certain affiliates of Peter B. Cherry.

    Q: HOW MUCH IS THE PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF
PAYMENT?

    A: We are offering to pay $26.40 per share in cash, without interest.

    Q: DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    A: Yes. The Company will loan us the funds necessary to acquire the shares in the Offer. See "THE TENDER OFFER--Source and Amount of Funds."

    Q: IS PURCHASER'S OR THE COMPANY'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

    A: Because tendering your shares in the Offer will end your ownership interest in the Company, including the chance to receive any possible future dividends or other payments in respect of the common stock, the Company's financial condition may be relevant to your decision whether to tender in the Offer. As such, we have provided certain summary historical financial information concerning the Company in "THE OFFER--Certain Information Concerning the Company." Since we are paying you cash for your shares and the offer is not subject to any external financing condition, we do not believe that our financial condition is important to your decision to tender in the Offer. See "THE TENDER OFFER--Source and Amount of Funds."

    Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    A: You have until 12:00 Midnight, New York City time, on the expiration date of July 13, 2000 to tender your shares. We will purchase all properly tendered and not withdrawn shares promptly following the expiration date if the conditions to our Offer are then met. After making these purchases, we may continue for a limited period of time to purchase shares submitted to us. On the other hand, if the conditions to our Offer are not met on the expiration date, we may extend the offer. See "THE TENDER OFFER--Terms of the Offer."

    Q: HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    A: If the Offer is extended past July 13, 2000, we will make a public announcement of the new expiration date. See "THE TENDER OFFER--Terms of the Offer."

    Q: WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

    A: We are not obligated to purchase any shares which are validly tendered unless that number of shares validly tendered and not withdrawn prior to the expiration date represents more than 67% of the then outstanding shares (when taken together with shares beneficially owned by Purchaser and the Cherry Family Members). Furthermore, we are not obligated to purchase any shares which are validly tendered if, among other things, there has occurred a material adverse effect with respect to the Company, the Company has breached or failed to comply in any material respect with any of its material obligations contained in the Merger Agreement, or if the Company's representations and warranties contained in the Merger Agreement are not true in all material respects. See "THE TENDER OFFER--Conditions of the Offer."

    Q: HOW DO I TENDER MY SHARES?

    A: If you hold your shares "of record," you can tender your shares by sending the enclosed letter of transmittal along with your stock certificates to the Depositary, Harris Trust and Savings Bank, at the address listed on the enclosed letter of transmittal. See "THE TENDER OFFER--Procedures For Tendering Shares."

    If your broker holds your shares in "street name" for you, you must direct your broker to tender. Please contact your broker.

    Q: UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    A: You can withdraw tendered shares at any time prior to the expiration date of July 13, 2000. If the expiration date is extended, you can withdraw tendered shares at any time prior to the new expiration date. See "THE TENDER OFFER--Withdrawal Rights."

    Q: HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    A: You can withdraw shares that you have already tendered by sending a notice of withdrawal to the Depositary. See "THE TENDER OFFER--Withdrawal Rights."

    Q: WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

    A: Your Board of Directors recommends the Offer.

    A special committee (the "Special Committee") of independent directors of the Company, consisting of all of the directors except Peter B. Cherry, evaluated the fairness of the Offer. The Special Committee negotiated the terms of the Offer and recommended that the full board approve the Offer.

    The Board of Directors by unanimous vote of all directors present at a meeting on June 4, 2000, based on, among other things, the recommendation of the Special Committee, (i) determined that the Merger is advisable and that the terms of the Offer and the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders (other than Purchaser and the Cherry Family Members), (ii) approved the Offer and the Merger and approved the Merger Agreement, and (iii) recommended that the stockholders of the Company accept the Offer and, if required by law, approve the Merger and approve and adopt the Merger Agreement. See "SPECIAL FACTORS--Recommendation of the Special Committee and the Board of Directors of the Company; Fairness of the Offer and the Merger."

    Q: DID THE SPECIAL COMMITTEE RECEIVE ANY OPINIONS, APPRAISALS, OR REPORTS REGARDING THE FAIRNESS OF THE OFFER?

    A: Yes. The Special Committee received a written opinion, dated June 4, 2000, from Wasserstein Perella & Co., Inc. to the effect that, as of that date and based on and subject to the assumptions and limitations contained in the opinion, the price per share of $26.40 to be received in the Offer and the Merger was fair, from a financial point of view, to the holders of shares of the Company's common stock (other than Purchaser and its affiliates).

    Q: WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

    A: No. The Offer is the first step in a going private transaction. If the Offer is consummated, the Offer will be followed by a Merger that will result in the Cherry Family Members owning 100% of the Company. As a result, the Company will no longer be publicly owned. See "SPECIAL FACTORS--Purpose and Structure of the Offer and the Merger; Plans for the Company."

    Q: IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    A: Stockholders not tendering in the Offer will receive in the Merger the same amount of cash per share which they would have received had they tendered their shares in the Offer. Therefore, if the Merger takes place, the difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the Offer. If the Offer is consummated, and the number of shares acquired by Purchaser pursuant to the Offer, when combined with the shares already owned by Purchaser and the Cherry Family Members, is greater than 90% of the outstanding shares, then Purchaser will immediately commence a merger of Purchaser with and into the Company under Delaware law without soliciting approval of the Company's stockholders. See "SPECIAL FACTORS--Rights of Stockholders in the Offer and the Merger."

    Q: WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    A: On April 20, 2000, the last trading day before we announced the original offer to purchase shares for $18.75 per share, the closing market price of the Company's common stock reported on The Nasdaq National Market was $13.00 per share.

    On June 2, 2000, the last trading day before we announced the proposed offer to purchase shares for $26.40 per share, the closing market price of the Company's common stock reported on The Nasdaq National Market was $20.38 per share. On June 14, 2000, the last trading day before we announced the commencement of the Offer, the closing market price of the Company's common stock reported on The Nasdaq National Market was $25.94 per share. We advise you to obtain a recent quotation for the Company's common stock in deciding whether to tender your shares. See "TENDER OFFER--Price Range of Shares."

    Q: IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

    A: Yes. You may elect not to tender your shares, dissent from the Merger, and have the fair value of your shares paid to you in cash provided that you comply with the applicable provisions of the Delaware General Corporation Law. See "SPECIAL FACTORS--Rights of Stockholders in the Offer and the Merger."

    Q: WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    A: If you have more questions about the tender offer, you should contact:

                               MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
             Banks and Brokerage Firms, Please Call: (800) 662-5200
                   STOCKHOLDERS, PLEASE CALL: (800) 566-9061

                                     [LOGO]

                               9 West 57th Street
                            New York, New York 10019
                   Toll Free: (888) 583-8900, extension: 6320

                          Call Collect: (212) 847-6320

                           Contact: Gregory S. Donat

To the Holders of Common Stock of
The Cherry Corporation:

                                  INTRODUCTION

    CABO Acquisition Corp., a Delaware corporation ("Purchaser"), hereby offers to purchase any and all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Shares" or "Common Stock"), of The Cherry Corporation, a Delaware corporation (the "Company"), not owned by the Cherry Family Members (as defined below), at a price of $26.40 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

    Holders of Shares whose Shares are registered in their own name and who tender directly to Harris Trust and Savings Bank, as depositary, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses incurred in connection with the Offer. See "THE TENDER OFFER--Fees and Expenses."

    As of May 5, 2000, there were 10,168,066 Shares outstanding and 526,830 Shares subject to outstanding vested stock options. Purchaser was formed by Peter B. Cherry and certain affiliates of Peter B. Cherry (the "Cherry Family Members"). The Cherry Family Members currently beneficially own approximately 53% of the issued and outstanding Shares of the Company (not taking into account the outstanding stock options). Peter B. Cherry is the President and Chairman of the Company.

    The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of June 5, 2000 (the "Merger Agreement"), between Purchaser and the Company. The Merger Agreement provides that, among other things, if Purchaser acquires Shares pursuant to the Offer, following the completion of the Offer and the satisfaction of the other conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), except for Shares held by holders exercising their rights to dissent in accordance with the Delaware General Corporation Law (the "DGCL") and Shares held, directly or indirectly, by Purchaser and the Cherry Family Members, each then outstanding Share will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and be converted into the right to receive an amount per Share (the "Merger Consideration") equal to the Offer Price, without interest. The terms and conditions of the Merger Agreement are more fully described in "SPECIAL FACTORS--The Merger Agreement and the Stockholder Agreement."

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Harris Trust and Savings Bank, which is acting as the depositary (the "Depositary"), Morrow & Co., Inc., which is acting as the information agent (the "Information Agent"), and Banc of America Securities LLC, which is acting as the dealer manager (when referred to in its capacity as dealer manager, the "Dealer Manager"), incurred in connection with the Offer. See "THE TENDER OFFER--Fees and Expenses."

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT REPRESENTS MORE THAN 67% OF THE THEN OUTSTANDING SHARES (WHEN TAKEN TOGETHER WITH SHARES BENEFICIALLY OWNED BY PURCHASER AND THE CHERRY FAMILY MEMBERS) (THE "MINIMUM CONDITION"), (II) THE ABSENCE OF A MATERIAL ADVERSE EFFECT WITH RESPECT TO THE COMPANY, (III) THE COMPANY NOT BREACHING OR FAILING TO COMPLY IN ANY MATERIAL RESPECT WITH ANY OF ITS MATERIAL OBLIGATIONS CONTAINED IN THE MERGER AGREEMENT AND (IV) THE COMPANY'S REPRESENTATIONS AND WARRANTIES CONTAINED IN THE MERGER AGREEMENT BEING TRUE IN ALL MATERIAL RESPECTS. THE OFFER IS ALSO SUBJECT TO THE OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE.

    The Board, by unanimous vote of all directors present at a meeting on June 4, 2000, based on, among other things, the recommendation of the Special Committee, (i) determined that the Merger is advisable and that the terms of the Offer and the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders (other than Purchaser and the Cherry Family Members), (ii) approved the Offer and the Merger and approved the Merger Agreement, and (iii) recommended that the stockholders of the Company accept the Offer and, if required by law, approve the Merger and approve and adopt the Merger Agreement.

    The Company has advised Purchaser that Wasserstein Perella & Co., Inc., financial advisor to the Special Committee ("Wasserstein Perella"), has delivered to the Special Committee its written opinion, dated June 4, 2000, to the effect that, as of that date and based on and subject to the assumptions and limitations contained in the opinion, the $26.40 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares (other than Purchaser and its affiliates) was fair, from a financial point of view, to such holders. A copy of Wasserstein Perella's opinion, which sets forth, among other things, the opinions expressed, the assumptions made, procedures followed, matters considered and limitations of the review undertaken in connection with this opinion is attached as Annex A. HOLDERS OF SHARES ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

    Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement and the Merger by the requisite vote of stockholders of the Company. See "SPECIAL FACTORS--The Merger Agreement and the Stockholder Agreement." The affirmative vote of the holders of two-thirds of the outstanding Shares entitled to vote is required to approve and adopt the Merger Agreement and approve the Merger. The Cherry Family Members hold an aggregate of approximately 53% of the Company's outstanding Shares. ACCORDINGLY, SINCE THE CHERRY FAMILY MEMBERS HAVE AGREED TO CONTRIBUTE THEIR SHARES TO PURCHASER, WHICH REPRESENT 53% OF THE OUTSTANDING SHARES, IF AN ADDITIONAL 14% OF THE OUTSTANDING SHARES ARE TENDERED AND PURCHASED PURSUANT TO THE OFFER, THEN THE FAVORABLE VOTE TO APPROVE THE MERGER WILL BE ASSURED.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1.  BACKGROUND OF THE OFFER AND THE MERGER; CONTACTS WITH THE COMPANY

    Prior to April 2000, the Company had taken several steps designed to address stockholder value. In December 1998, the Company completed a Dutch auction tender offer in which it repurchased approximately 2.3 million shares of its common stock at $15.50 per share. In June 1999, the Company declassified its common stock from a Class A/Class B structure to a single class of common stock. In April 2000, the Company sold its semiconductor business. Despite these actions, throughout calendar 1999, the Shares traded in a range of $10.00 to $15.50 per Share. Although the Shares traded as high as $26.00 following announcements about the Company's examining strategic alternatives with respect to its semiconductor business earlier this year, it traded above $20.00 per Share for only a few days during the first quarter of 2000 and by the end of March and early April was trading around $13.00. On April 17, the Shares closed at $12.625.

    On April 18, 2000, the Board received an offer letter from Peter B. Cherry, proposing an acquisition of the Shares not owned by the Cherry Family Members for $18.75 per share (the "Initial Proposal"). In that letter, it was noted that Peter B. Cherry was the beneficial owner of more than 50% of the outstanding shares. (Because the Company's charter requires a vote of two-thirds of the outstanding shares entitled to vote to approve a merger, the Cherry Family Members could effectively block the acquisition of the Company by another party, but such an acquisition would require approval by a portion of shares not owned by them to approve a merger with another entity which they control.)

    On April 21, the Board met by telephone (with Peter B. Cherry absent) and appointed the Special Committee. On the same date, the Special Committee met by telephone and selected its chairman, selected its counsel, received a legal briefing and established a process for selecting its financial advisor. On
April 20, the last trading day before such meeting, the Shares closed at $13.00.

    On the morning of April 24, the Company issued a press release disclosing the receipt of the Initial Proposal.

    Between April 24 and 28, members of the Special Committee interviewed various investment banking firms. Also during this period, putative class actions were filed in respect of the Initial Proposal (the "Litigation").

    On April 29, the Special Committee met again by telephone, received an update on developments, decided to retain Wasserstein Perella as financial advisor to the Special Committee and scheduled a telephone conference for May 4 and an in-person meeting for May 18.

    On May 1, Wasserstein Perella sent a due diligence request to the Company.

    On May 4, the Special Committee met again by telephone, received an update on developments, approved engagement letters relating to the retention of Sidley & Austin and Wasserstein Perella and decided to retain Morris, Nichols, Arsht & Tunnel as Delaware legal counsel with respect to the Litigation.

    From May 4 through May 15, Wasserstein Perella conducted due diligence regarding the Company, including a conference call with representatives of Banc of America Securities LLC, the Cherry Family Members' financial advisor (when referred to in its capacity as such advisor, "Banc of America Securities"), (on May 5) and an in-person meeting with management of the Company (on May 10).

    On May 16, the Company issued a press release indicating that Wasserstein Perella had been retained by the Special Committee and that the Litigation had been filed.

    On May 18, the Special Committee met in person. Among other things, it received a progress report and preliminary valuation from Wasserstein Perella and met with Peter B. Cherry and his legal and financial advisors. At that meeting, the Special Committee indicated its willingness to consider a sale of the Company and gave its preliminary negative reaction to the Initial Proposal. It was agreed that the two sets of financial advisors would engage in further discussions.

    On May 22, Wasserstein Perella received a letter dated May 19 and addressed to the Special Committee from a potential strategic purchaser (the "Third Party"). The letter was unsolicited and proposed a $26.00 per Share purchase of the Company, subject to agreement by the Cherry Family Members, due diligence and other conditions (the "Third Party Proposal").

    On May 22, the Special Committee met by telephone to discuss the Third Party Proposal and instructed Wasserstein Perella to inform the Third Party that it would respond in due course. On May 23, the Company issued a press release disclosing the Third Party Proposal. Thereafter, several other parties contacted Wasserstein Perella informally inquiring about the Company and indicating an interest in the Company if the Cherry Family Members would sell their Shares. None of such parties specified a transaction or price or range of prices. On May 27, Wasserstein Perella received a letter dated May 26 from the Third Party, withdrawing the Third Party Proposal. On May 30, the chairman of the Special Committee wrote to the Third Party inviting it to reinstate the Third Party Proposal. (On June 6, the chairman of the Special Committee received a letter from the Third Party indicating that it would not do so.)

    On May 30, as part of on-going discussions between financial advisors and in preparation for a June 1 meeting of the Special Committee, a representative of Banc of America Securities indicated to a representative of Wasserstein Perella that the Cherry Family Members might be willing to increase their offer to $24.00 per Share. The Wasserstein Perella representative indicated that an offer at that level was likely to be rejected.

    On June 1, the Special Committee met in person. Among other things, it received a final valuation from Wasserstein Perella and reviewed with counsel the major issues in the draft merger agreement. During the course of the meeting, face-to-face negotiations over price took place between financial advisors. At the end of the approximately 7-hour long meeting (including recesses for purposes of negotiating), Peter B. Cherry revised his offer to a price of $26.40 per Share (the "Revised Proposal"). Based upon the unanimous views of the members of the Special Committee, the Special Committee indicated a general favorable view toward the price, subject to further advice from Wasserstein Perrella and resolution of significant issues in the draft merger agreement.

    From June 2 through June 4, counsel for the Special Committee and for Peter
B. Cherry negotiated the Merger Agreement and the Stockholder Agreement. The last open issue on the agreements was resolved on the afternoon of June 4.

    Immediately thereafter, the Special Committee met; all members were present, other than Peter Guglielmi who was unavailable. Among other things, the Special Committee received (i) a further report from Wasserstein Perella and the written fairness opinion, (ii) a written report from the Company's chief financial officer with respect to the pro forma impact of the Loan (as defined below), the Offer and the Merger on the Company and (iii) a detailed briefing by counsel on the terms of the Merger Agreement and the Stockholder Agreement (drafts of which had been delivered to each member of the Special Committee before the meeting). Based upon the factors described below in "SPECIAL FACTORS--Recommendation of the Special Committee and the Board of Directors of the Company; Fairness of the Offer and the Merger," the Special Committee, by unanimous action of those present, resolved to recommend to the full Board the approval of the Revised Proposal and the Merger Agreement. A meeting of the full Board was immediately convened and, by unanimous action of those present, the Revised Proposal and the Merger Agreement were approved.

    During the evening of June 4, the Merger Agreement and Stockholder Agreement were executed and delivered. The Company issued its press release with respect to the Revised Proposal and Merger Agreement early on the morning of June 5.

2. RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY; FAIRNESS OF THE OFFER AND THE MERGER

    The Special Committee considered each of the following factors in reaching its decision that the transaction is fair to, and in the best interests of, the Company's stockholders (other than Purchaser and the Cherry Family Members) and in deciding to approve the Offer and the Merger and approve the Merger Agreement and the transactions contemplated thereby:

    a. Current and historical financial condition and results of operations of the Company (including cash on the balance sheet).

    b. Projections, including risks of achievement and the Company's historical record of not achieving prior projections.

    c. Relationship of the Offer Price to historic trading prices, including the facts that (a) the stock has never traded above the Offer Price, (b) the Offer Price represents a greater-than-100% premium to the closing price on the day prior to the announcement of the Initial Proposal, and (c) the likelihood that the Common Stock would revert to the trading patterns preceding the offer from the Cherry Family Members if there was no transaction of any sort. In this regard, however, the Special Committee was aware that the trading prices of the Company's Shares may have been affected by factors such as the Company's small market capitalization, the even smaller public float, the presence of a controlling position, the market's perception of the Company as a "mini-conglomerate" and the absence of a following by sell-side equity analysts.

    d. The view, in light of the foregoing factors, that continuing public company status is not in the best interests of the stockholders.

    e. The representations by the Cherry Family Members that they would not sell their holdings and the preclusive effect that such position would have on the ability of any other potential acquirer to acquire the Company. In light of the Cherry Family Members' control position, the other alternatives available to the Board. The fact that all holders of Common Stock had acquired their Shares while on notice of the Cherry Family Members' control position.

    f. The fact that an unsolicited conditional proposal for $26 per Share was submitted but withdrawn, and that following the disclosure of the $26 proposal several other informal inquiries were received and that one of such parties observed that $26 appeared to be a "compelling" price.

    g. The presentations made to the Special Committee by Wasserstein Perella on May 18 (preliminary) and June 1 and June 4 (final), including the valuations included therein.

    h.  The written fairness opinion of Wasserstein Perella.

    i. The terms and conditions of the Merger Agreement and Ancillary Agreements (as defined below) and the course of negotiations thereof.

    j.  The availability of dissenters' rights of appraisal.

    k. The active and direct role of the members of the Special Committee in the negotiations and the experience of such members both in their own businesses and with the Company.

    The Special Committee does not find it practicable to assign, nor did it assign, specific relative weights to the foregoing factors in reaching its opinion as to the fairness of the Offer and the Merger to the stockholders of the Company (other than Purchaser and the Cherry Family Members).

3.  OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    The Special Committee retained Wasserstein Perella to act as its financial advisor in connection with the Offer and the Merger (collectively, the "Transactions"). Wasserstein Perella has delivered a written opinion to the Special Committee, dated June 4, 2000, to the effect that, subject to the various assumptions and limitations set forth therein, as of the date thereof, the $26.40 per Share cash consideration to be received by holders of Shares (other than Purchaser and the Cherry Family Members) in the Transactions is fair to such stockholders from a financial point of view. Wasserstein Perella was engaged and acted solely as an advisor to the Special Committee and not as an advisor to or agent of any other person, including the Company. Wasserstein Perella's opinion is for the benefit and use of the Special Committee in its consideration of the Transactions and may not be used for any other purpose.

    THE FULL TEXT OF THE WRITTEN OPINION OF WASSERSTEIN PERELLA, DATED JUNE 4, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, THE OPINIONS EXPRESSED, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX A, AND HOLDERS OF THE SHARES ARE URGED TO READ IT IN ITS ENTIRETY. WASSERSTEIN PERELLA'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES WITH RESPECT TO WHETHER OR NOT SUCH HOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER OR AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER, AND SHOULD NOT BE RELIED UPON BY ANY HOLDER AS SUCH. THE SUMMARY OF THE OPINION OF WASSERSTEIN PERELLA SET FORTH HEREIN, WHICH SETS FORTH ALL THE MATERIAL ANALYSES PERFORMED BY WASSERSTEIN PERELLA, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS ANNEX A.

    In connection with rendering its opinion, Wasserstein Perella, among other things, (i) reviewed the financial terms and provisions of the Merger Agreement;
(ii) reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, projections and analyses prepared by, or on behalf of, the Company and provided to Wasserstein Perella for purposes of its analysis;
(iii) met with certain representatives of the Company and the Cherry Family Members to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and prospects;
(iv) performed various discounted cash flow analyses and such other financial analyses as Wasserstein Perella considered appropriate; (v) reviewed and considered certain financial and stock market data relating to the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded and that Wasserstein Perella believed may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets; (vi) reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the automotive electronics, computer peripherals and switches and controls industry specifically, and in other industries generally, which Wasserstein Perella believed to be reasonably comparable in certain respects to the Transactions or otherwise relevant to its analysis; and
(vi) performed such other financial studies and investigations and reviewed such other information as Wasserstein Perella considered appropriate. No limitations were imposed by the Special Committee upon Wasserstein Perella with respect to the investigations made or the procedures followed by it in rendering its opinion. In the context of its engagement, Wasserstein Perella was not authorized to solicit and did not solicit third party indications of interest in acquiring all or any part of the Company or its assets, or investigate any alternative transactions which may be available to the Company. In that regard, Purchaser and representatives of the Cherry Family Members have represented and warranted, and Wasserstein Perella assumed for purposes of its opinion, that Purchaser and the Cherry Family Members, which own a majority of the outstanding Shares, have no interest in selling any equity securities of the Company. Wasserstein Perella noted that it was aware that an unsolicited proposal to acquire the Company for $26.00 per Share was received by the Special Committee following announcement of the Cherry Family Members' interest in acquiring the Company, but was subsequently withdrawn, and, after the public disclosure of such unsolicited proposal, several other informal inquiries regarding a potential acquisition of the Company were received. Wasserstein Perella expressed no opinion with respect to the values which may have been obtained for the Company in a sale to a third party following an auction process.

    In its review and analysis and in formulating its opinion, Wasserstein Perella assumed and relied on the accuracy and completeness of all the historical financial and other information provided to or discussed with it or made publicly available, without assuming any responsibility for independent verification of any of such information. Wasserstein Perella also assumed and relied upon the reasonableness of the financial projections, forecasts, analyses and other information furnished to Wasserstein Perella and assumed that such projections, forecasts, analyses and other information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management as of June 4, 2000. However, Wasserstein Perella noted that the Company also advised Wasserstein Perella that it had not achieved its projected operating results in the past, and that there is a reasonable likelihood that future operating results could be less than those budgeted by the Company. Wasserstein Perella expressed no opinion with respect to such projections, forecasts and analyses or the assumptions on which they were based.

    The Company does not publicly disclose internal management projections of the type provided to Wasserstein Perella in connection with Wasserstein Perella's analysis of the Transactions. Such projections were not prepared with a view toward public disclosure, and holders of Shares are cautioned not to rely on such projections. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management. Accordingly, actual results could vary significantly from those set forth in such projections. In addition, these projections were not prepared with a view to compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts or generally accepted accounting principles and are included in this Schedule TO only because such projections were included in the information submitted to and received by the Special Committee and Wasserstein Perella. None of the Company, the Cherry Family Members, Wasserstein Perella or any other party to whom these projections were provided makes any representation that the results indicated by such projections will occur. Any prospective financial information included in this Schedule TO has been prepared by the Company's management.

    Wasserstein Perella also did not review any of the books and records of the Company or assume any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to it. Wasserstein Perella's opinion was based on economic and market conditions and other circumstances as they existed and could be evaluated by it on June 4, 2000. Wasserstein Perella's analysis assumes that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification by any party thereto.

    The following is a summary of the report presented by Wasserstein Perella to the Special Committee in connection with the delivery of its opinion on June 4, 2000. A copy of the report presented by Wasserstein Perella to the Special Committee on June 1, 2000 has been filed as an exhibit to the Schedule TO filed with the Commission by the Purchaser and is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any stockholder of the Company or his or her representative who has been so designated in writing, upon written request and at the expense of the requesting party. The summary set forth below does not purport to be a complete description of Wasserstein Perella's report.

    DISCOUNTED CASH FLOW ANALYSIS. Wasserstein Perella performed three different discounted cash flow analyses of the Company ("DCF") based on three scenarios founded on the Company's budget for its fiscal years 2001-2003. The Company's budget for its fiscal years 2001-2003 was reviewed by the Company's Board, and Wasserstein Perella adjusted this budget only for the subsequent change in the Dollar/Euro exchange rate and $2.2 million, $2.3 million and $2.5 million corrections in earnings before interest and taxes ("EBIT"), which Wasserstein Perella was advised were necessary due to mathematical errors in the original budget, in the automotive electronics division in fiscal years 2001-2003, respectively (the "Company Budget"). The three scenarios created by Wasserstein Perella were the following: (i) Budget/Improved Margins Case: fiscal year 2001-2003 operating data was based on the Company Budget and assumes improved margins in fiscal years 2004-2006 due to economies of scale generated by fixed costs absorbed by increased sales volumes and from historically high levels of capital investment (the "Budget/Improved Margins Case");
(ii) Budget/Flat Margins Case: fiscal year 2001-2003 operating data was based on the Company Budget and assumes EBIT and earnings before interest, taxes, depreciation and amortization ("EBITDA") remain flat at fiscal year 2003 levels for fiscal years 2004-2006 (the "Budget/Flat Margins Case"); and (iii) Budget/ Recession Case: fiscal year 2001 operating data was based on the Company Budget and assumes that the industries in which the Company operates will go through a recession starting in fiscal year 2002 and slowly recover in 2003-2006 (the "Budget/ Recession Case").

    The Budget/Improved Margins Case resulted in the following projections, among others: (i) sales growth (excluding intercompany sales eliminations) of (3.5%), 8.7%, 16.4%, 5.0%, 5.0% and 5.0% for fiscal years 2001-2006, respectively; (ii) EBIT of $16.6 million, $17.5 million, $31.6 million, $37.6 million, $43.9 million and $50.6 million for fiscal years 2001-2006, respectively; (iii) EBIT Margin (EBIT as a percent of sales) of 4.8%, 4.6%, 7.2%, 8.1%, 9.0% and 9.8% for fiscal years 2001-2006, respectively; (iv) EBITDA of $41.9 million, $44.2 million, $61.5 million, $69.0 million, $76.9 million and $85.2 million for fiscal years 2001-2006, respectively; (v) EBITDA Margin (EBITDA as a percent of sales) of 12.0%, 11.7%, 14.0%, 14.9%, 15.7% and 16.6%
for fiscal years 2001-2006, respectively; and (vi) capital expenditures (as a percent of sales) of 12.4%, 7.5%, 6.9%, 6.8%, 6.7% and 6.7% for fiscal years 2001-2006, respectively. The Budget/Flat Margins Case resulted in the following projections, among others: (i) sales growth of (3.5%), 8.7%, 16.4%, 5.0%, 5.0% and 5.0% for fiscal years 2001-2006, respectively; (ii) EBIT of $16.6 million, $17.5 million, $31.6 million, $33.3 million, $35.1 million and $36.9 million for fiscal years 2001-2006, respectively; (iii) EBIT Margin of 4.8%, 4.6%, 7.2%, 7.2%, 7.2% and 7.2% for fiscal years 2001-2006, respectively; (iv) EBITDA of $41.9 million, $44.2 million, $61.5 million, $64.6 million, $67.8 million and $71.2 million for fiscal years 2001-2006, respectively; (v) EBITDA Margin of 12.0%, 11.7%, 14.0%, 14.0%, 14.0% and 14.0% for fiscal years 2001-2006, respectively; and (vi) capital expenditures of 12.4%, 7.5%, 6.9%, 6.8%, 6.7% and 6.7% for fiscal years 2001-2006, respectively. The Budget/Recession Case resulted in the following projections, among others: (i) sales growth of (3.5%), (4.5%), (1.0%), 5.0%, 5.0% and 5.0% for fiscal years 2001-2006, respectively;
(ii) EBIT of $16.6 million, $1.5 million, $11.2 million, $15.0 million,
$19.1 million and $23.4 million for fiscal years 2001-2006, respectively;
(iii) EBIT Margin of 4.8%, 0.4%, 3.4%, 4.3%, 5.3% and 6.1% for fiscal years 2001-2006, respectively; (iv) EBITDA of $41.9 million, $23.1 million,
$31.4 million, $34.9 million, $38.7 million and $43.9 million for fiscal years 2001-2006, respectively; (v) EBITDA Margin of 12.0%, 7.0%, 9.6%, 10.1%, 10.7%
and 11.5% for fiscal years 2001-2006, respectively; and (vi) capital expenditures of 12.4%, 7.5%, 6.9%, 6.2%, 5.4% and 5.4% for fiscal years 2001-2006, respectively.

    In performing the discounted cash flow analyses, Wasserstein Perella, using the forecasts as described above, discounted the unlevered free cash flows of the Company (unlevered net income, plus depreciation and amortization, less changes in working capital and capital expenditures) over the specified forecast period using risk adjusted discount rates of 11.0%, 12.0% and 13.0%. The sum of the present values of such free cash flows for the Company was then added to the present value of the Company's terminal value computed using a forward multiple of EBITDA (a six-year forecast was used for all cases) of 4.0x, 5.0x, 6.0x and 7.0x. Wasserstein Perella also performed a DCF analysis for each of the Budget/Improved Margins Case, the Budget/Flat Margins Case and the Budget/Recession Case based on a perpetuity growth rate methodology using growth rates of 1.0%, 2.0%, 3.0% and 4.0%. Based on these analyses, Wasserstein Perella calculated the following implied price per Share ranges. The Budget/Improved Margins Case resulted in a per Share DCF valuation range from $26.00 to $35.00. The Budget/Flat Margins Case resulted in a per Share DCF valuation range from $21.00 to $30.00. The Budget/Recession Case resulted in a per Share DCF valuation range from $16.00 to $23.00.

    COMPARABLE COMPANIES TRADING ANALYSIS. Wasserstein Perella reviewed and compared certain financial information of the Company to corresponding financial information for three publicly traded automotive electronics companies:
Stoneridge, Inc., BEI Technologies, Inc. and Littelfuse, Inc.; five publicly traded computer peripherals companies: Astronics Corporation, Key Tronic Corporation, Interlink Electronics, Inc., Cybex Computer Products

Corporation and Printronix, Inc.; and four publicly traded switch and controls companies: Ault Incorporated, C.P. Clare Corporation, Corrpro Companies, Inc. and Powell Industries, Inc. (collectively, the "Comparable Companies"). Such financial information was used to calculate latest 12 months ("LTM") multiples of estimated calendar year 1999 and 2000 financial results, including (i) the market equity value as of May 28, 2000 ("Market Value") as a multiple of each of net income and book value and (ii) adjusted market value as of May 28, 2000 (defined generally as the Market Value plus net debt (short-and long-term debt less cash)) ("Adjusted Market Value"), as a multiple of each of sales, EBITDA and EBIT. Market Value and Adjusted Market Value multiples of the Company were based on the closing price per Share on May 28, 2000 and the estimated fiscal year 2001 financial results for the Company were those used in the Company Budget described above in "--Discounted Cash Flow Analysis." Such analyses, excluding certain multiples which Wasserstein Perella determined were not meaningful, indicated that, as of May 28, 2000, (i) the Company traded at an Adjusted Market Value multiple of 0.3x net sales, compared to a range of 0.6x to 0.8x for the Comparable Companies; (ii) the Company traded at an Adjusted Market Value multiple of 2.7x EBITDA, as compared to a range of 5.1x to 6.9x for the Comparable Companies; and (iii) the Company traded at an Adjusted Market Value multiple of 6.8x EBIT, compared to a range of 12.7x to 17.3x for the Comparable Companies. The above analysis, reflecting an aggregate of preliminary implied valuations of the Company's Automotive Switches and Modules, Computer Keyboards and Switches and Controls businesses without any value associated with overhead and corporate expenses and eliminations, produced an implied per Share range of $29.00 to $36.00.

    COMPARABLE ACQUISITIONS ANALYSIS. Wasserstein Perella reviewed recent automotive, computer peripherals and switches transactions from February 2, 1995 until June 2, 2000.

    For each transaction, Wasserstein Perella calculated the multiple of the announced purchase price (when available) attributable to the equity interest of the target company paid in each transaction as a multiple of the seller's LTM net income and book value and the multiple of adjusted purchase price (adjusted to include the seller's debt assumed, if any) (when available) to the seller's
(i) LTM sales, (ii) LTM EBITDA and (iii) LTM EBIT.

    The analysis of these transactions, excluding certain multiples which Wasserstein Perella determined were not meaningful, yielded a range of multiples of adjusted purchase price to (i) LTM sales of 0.6x to 0.8x, (ii) LTM EBITDA of 5.3x to 6.9x, (iii) LTM EBIT of 13.4x to 17.3x. Wasserstein Perella used these comparable transaction multiples to calculate implied values for the Shares based on the ranges of multiples derived from such transactions. The per Share value implied by this analysis, reflecting an aggregate of preliminary implied valuations of the Company's Automotive Switches and Modules, Computer Keyboards and Switches and Controls businesses without any value associated with overhead and corporate expenses and eliminations, ranged from $30.00 to $36.00.

    BREAK-UP ANALYSIS. Wasserstein Perella performed an analysis of the Company assuming the sale of the Company's two least profitable businesses, the Automotive Switches and Modules and Switches and Controls businesses, and then the sale of the remaining business, the Computer Keyboards business, in a corporate tax-free transaction. The per Share value implied by this analysis, reflecting an aggregate of preliminary implied valuations of the Company's Automotive Switches and Modules, Computer Keyboards and Switches and Controls businesses without any value associated with overhead and corporate expenses and eliminations, ranged from $29.00 to $36.00.

    STOCK PRICE AND PREMIUM ANALYSIS. Wasserstein Perella reviewed the weekly stock market price and volume trading history of the Company from May 26, 1998 through May 28, 2000 (including a comparison of the relative stock price performance of the Company as compared to the S&P 500, other automotive electronics companies and computer peripherals companies). The Company's per Share trading price over this period has ranged from $9.25 to $26.00 per Share.

    Wasserstein Perella also reviewed 32 acquisition transactions by majority shareholders of publicly held minority interests with values ranging from $100 million to $3 billion to derive a range of premiums paid over the public trading prices per share one day, one week and four weeks prior to the announcement of such transactions since May 27, 1996. In connection therewith, Wasserstein Perella noted, among other things, that (i) the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse,
(ii) the characteristics of the companies and parties involved were not necessarily comparable to those of the Company and the Cherry Family Members and
(iii) premiums fluctuate based on perceived growth, synergies, strategic value, the type of consideration utilized in the transaction, information in the securities markets and other factors.

    The foregoing analyses indicated that the medians of premiums paid in the transactions over the public per share trading prices one day, one week and four weeks prior to the announcement of such transactions were 23.5%, 24.7% and 27.7%, respectively, resulting in implied per Share values of $16.06, $15.74 and $19.80, respectively. The Offer Price represents a premium of 103.1% over the closing price per Share on April 20, 2000, the last trading day prior to the announcement of the Cherry Family Members' initial proposal to acquire all Shares not owned by them at $18.75 per Share (the "Last Preannouncement Trading Day"), and premiums over the trading price of the Shares one week and four weeks prior to such date of 109.1% and 70.3%, respectively.

    CERTAIN GENERAL MATTERS. No company or transaction used in the foregoing analyses is identical to the Company or the Transactions. In addition, those analyses and the discounted cash flow analyses are based and are heavily dependent upon, among other factors, assumptions as to future performance and other factors, and are therefore subject to the limitations described in Wasserstein Perella's opinion. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value or the public trading value of the companies to which they are being compared and the Company.

    A fairness analysis is a complex process and is not necessarily susceptible to a partial analysis or summary description. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, Wasserstein Perella considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Wasserstein Perella's view of the actual value of the Company.

    In performing its analyses, Wasserstein Perella made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Wasserstein Perella are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Wasserstein Perella's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

    The Special Committee retained Wasserstein Perella based upon its experience and expertise. Wasserstein Perella is an internationally recognized investment banking and advisory firm. Wasserstein Perella, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market-making and other trading activities, Wasserstein Perella and its affiliates may, from time to time, have a long or short position in, and may buy and sell, securities of the Company.

4.  PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

    PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is to enable the Cherry Family Members, through Purchaser, to acquire the entire equity interest in the Company. The Offer will enable the Cherry Family Members to acquire as many outstanding Shares not beneficially owned by the Cherry Family Members as possible as a first step in acquiring the entire equity interest in the Company. Through the Merger, the Cherry Family Members will acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be entirely owned by the Cherry Family Members.

    As described above, the Board has approved the Merger and the Merger Agreement. In accordance with the DGCL, if the Purchaser owns more than 90% of the Shares after completion of the Offer, Purchaser will effect a merger of Purchaser with and into the Company under the DGCL without soliciting approval of the Company's stockholders. If Purchaser owns more than 67%, but less than 90% of the Shares after the completion of the Offer, Purchaser will begin the process of soliciting approval of the Company's stockholders for the merger of Purchaser with and into the Company. Under the Company's certificate of incorporation, the affirmative vote of holders of two-thirds of the outstanding Shares entitled to vote is required to approve and adopt the Merger Agreement and approve the Merger. If the number of Shares validly tendered and not withdrawn in the Offer (when taken together with Shares beneficially owned by Purchaser and the Cherry Family Members) represents less than 67% of the Company's outstanding Shares, then the Purchaser will not be obligated to purchase the tendered Shares or proceed with the Merger. IF THE NUMBER OF SHARES TENDERED IN THE OFFER, WHEN TAKEN TOGETHER WITH THE NUMBER OF SHARES TO BE CONTRIBUTED TO PURCHASER BY THE CHERRY FAMILY MEMBERS, REPRESENTS AT LEAST 67% OF THE SHARES, AND THE SHARES ARE PURCHASED IN THE OFFER, THEN THE FAVORABLE VOTE TO APPROVE THE MERGER IS ASSURED.

    PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER. Pursuant to the Merger Agreement, upon completion of the Offer, Purchaser intends to effect the Merger in accordance with the Merger Agreement. See "SPECIAL FACTORS--The Merger Agreement and the Stockholder Agreement."

    Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, stockholders of the Company (other than Purchaser and the Cherry Family Members) will not have the opportunity to participate in the earnings and growth of the Surviving Corporation after the consummation of the Merger and will not have any right to vote on corporate matters. In addition, stockholders of the Company (other than Purchaser and the Cherry Family Members) will not be entitled to share in any premium that might be payable by an unrelated acquiror for all of the issued and outstanding Shares in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are pending at this time. However, stockholders of the Company (other than Purchaser and the Cherry Family Members) will not face the risk of losses generated by the Surviving Corporation's operations or any decrease in the value of the Surviving Corporation after the consummation of the Merger.

    Purchaser and each of the Cherry Family Members have represented to the Company that they have no present plan or intention to cause the Purchaser or the Company or any subsidiary of the Company, subsequent to the Offer and the Merger, to engage in any extraordinary corporate transaction such as a merger, reorganization or liquidation or a sale or transfer of a material amount of its assets.

    The Shares are currently traded on The Nasdaq National Market. However, as a result of the Merger, Purchaser will be the sole stockholder of the Company and there will be no public market for the Shares. Following the consummation of the Merger, the Shares will no longer be quoted on The Nasdaq National Market and the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. Accordingly, after the Merger there will be no publicly traded equity securities of the Company. Moreover, the Company will no longer be required to file periodic reports with the Commission under the Exchange Act, and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act. See "THE TENDER OFFER--Effect of the Offer on the Market for the Common Stock; Exchange Act Registration." It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Board, will continue to manage the Company as an ongoing business.

    The Merger Agreement provides that the director of Purchaser immediately prior to the Effective Time, and the officers of the Company immediately prior to the Effective Time, will be the director and the officers of the Surviving Corporation after the Merger, until their respective successors are elected or appointed and qualified in accordance with applicable law.

    It is currently expected that the business and operations of the Surviving Corporation after the Merger will be conducted substantially as they are currently being conducted by the Company. Other than by virtue of the Merger and the other transactions contemplated by the Merger Agreement and except as otherwise described above or elsewhere in this Offer to Purchase, Purchaser has no current plans or proposals that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company's capitalization or dividend policy or indebtedness; (iv) any change in the management of the Company or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the Company's corporate structure or business. However, the Surviving Corporation's management will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalizations, management or individual policy that it considers to be in the best interests of the Surviving Corporation and its stockholders. Management may, from time to time, evaluate and revise the Company's business, operations and properties and make such changes as are deemed appropriate.

5.  POSITION OF PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER

    Because Purchaser and its stockholders currently beneficially own a majority of the outstanding Shares, Purchaser and the Cherry Family Members are deemed "affiliates" of the Company engaging in a Rule 13e-3 transaction under Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, Purchaser is required to consider the fairness of the Offer to the holders of the Shares (other than Purchaser and the Cherry Family Members).

    Purchaser believes the Offer and the Merger to be substantially and procedurally fair to the stockholders of the Company (other than Purchaser and the Cherry Family Members). Purchaser has considered the following factors:

        (i) The Board and the Special Committee concluded that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company (other than Purchaser and the Cherry Family Members).

        (ii) The historical and projected financial performance of the Company.

       (iii) The Offer Price represents a 103.1% premium over the closing price for the Shares on April 20, 2000, the last full trading day prior to the announcement of the Initial Proposal.

        (iv) The Offer Price represents a 29.5% premium over the closing price for the Shares on June 2, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement.

        (v) The Offer is not subject to an external financing condition.

        (vi) The Offer provides the stockholders of the Company (other than Purchaser and the Cherry Family Members) who are considering selling their Shares with the opportunity to sell their Shares at the Offer Price without incurring the transaction costs typically associated with market sales.

       (vii) The ability of stockholders of the Company (other than Purchaser and the Cherry Family Members) who object to the Merger to obtain "fair value" for their Shares if they exercise and perfect their appraisal rights under the DGCL.

      (viii) The terms of the Merger Agreement were determined through arm's length negotiations between the Special Committee and its legal and financial advisors, on the one hand, and representatives of Purchaser, on the other hand, and provide for the Offer in order to allow stockholders of the Company (other than Purchaser and the Cherry Family Members) to receive payment for their Shares on an accelerated basis.

        (ix) Notwithstanding that Wasserstein Perella's opinion, dated June 4, 2000, was provided solely for the information and assistance of the Special Committee and that Purchaser is not entitled to rely on such opinion, the fact that the Special Committee received an opinion from Wasserstein Perella to the effect that, as of that date and based on and subject to the assumptions and limitations set forth in the opinion, the $26.40 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares (other than Purchaser and the Cherry Family Members) was fair, from a financial point of view, to such holders.

    The Special Committee received a proposal to acquire the Company for $26.00 per Share following the announcement of the Cherry Family Members' interest in acquiring the Company, but the Cherry Family Members did not consider the offer because they are not interested in selling the Company.

    Purchaser has reviewed the factors considered by the Board in support of its decision, as described above, and has no basis to question their consideration of or reliance on these factors. Purchaser does not find it practicable to assign, nor did it assign, specific relative weights to the foregoing factors in reaching its opinion as to the fairness of the Offer and the Merger to the stockholders of the Company (other than Purchaser and the Cherry Family Members).

6.  RIGHTS OF STOCKHOLDERS IN THE OFFER AND THE MERGER

    No dissenter's or appraisal rights are available to stockholders in connection with the Offer. If the Merger is consummated, however, record stockholders of the Company who have not validly tendered their Shares or voted in favor of the Merger (if a vote is required) will have certain rights under the DGCL to an appraisal of, and to receive payment in cash of the fair value of, their Shares (the "Appraisal Shares"). Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262"), a copy of which is attached as Schedule II to this Offer to Purchase, will have the fair value of their Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. Any such judicial determination of the fair value of Shares could be based upon any valuation method or combination of methods the court deems appropriate to use. The value so determined could be more than, equal to, or less than the Offer Price or Merger Consideration. In addition, such stockholders may be entitled to receive payment of a fair rate of interest from the Effective Time on the amount determined to be the fair value of their Appraisal Shares. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    Under Section 262, if the Merger is submitted to a vote of the stockholders of the Company at a meeting thereof, the Company must, not less than 20 days prior to the meeting held for the purpose of obtaining stockholder approval of the Merger, notify each of the Company's stockholders entitled to appraisal rights that such rights are available. If the Merger is approved without a vote of the stockholders of the Company, the Company, either before the Effective Time or within ten days thereafter, must notify each of the stockholders entitled to appraisal rights of the approval of the Merger and that appraisal rights are available. In either case, the notice must include a copy of
Section 262.

    If the Merger is submitted to a vote of the stockholders of the Company at a meeting thereof, a holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company before the taking of the vote on the Merger or within 20 days after the date of mailing the notice described in the preceding paragraph, a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold of record such Appraisal Shares through the Effective Time. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to the Effective Time, will lose any right to appraisal in respect of such Appraisal Shares.

    If the Merger is approved without a vote of stockholders of the Company, a holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company, within 20 days after the date of mailing the notice by the Company described above, a written demand for appraisal of such holder's Appraisal Shares.

    A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand an appraisal of such Appraisal Shares. A proxy or vote against the Merger shall not constitute such a demand.

    A person having a beneficial interest in Appraisal Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the record holder to execute the demand for appraisal and to follow the requisite steps properly and in a timely manner to perfect appraisal rights. If Appraisal Shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand will have to be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns Appraisal Shares through a broker who in turn holds the Appraisal Shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such Appraisal Shares will have to be made by or on behalf of the depository nominee and must identify the depository nominee as record holder of Appraisal Shares.

    A record holder, such as a broker, fiduciary, depository or other nominee, who holds Appraisal Shares as a nominee for others, will be able to exercise appraisal rights with respect to the Appraisal Shares held for all or less than all of the beneficial owners of those Appraisal Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Appraisal Shares standing in the name of such record owner.

    Within 120 days after the Effective Time, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holders' Appraisal Shares. There is no present intention on the part of Purchaser to file an appraisal petition on behalf of the Company, and stockholders who seek to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of Appraisal Shares. Accordingly, it will be the obligation of the stockholders seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voting in favor of the Merger (if applicable) and with respect to which demands for appraisal were received as well as the number of holders of such Shares. Such statement must be mailed within ten days after the written request has been received by the Company.

    If a petition for appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value from the Effective Time.

    The costs of the proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. However, costs do not include attorneys' fees or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order all or a portion of the expenses incurred by any stockholder, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

    At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw its demand for appraisal and to accept the Merger Consideration. After this period, the stockholder may withdraw such holder's demand for appraisal only with the consent of Purchaser. If any stockholder who properly demands appraisal of such holder's Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Company a written withdrawal of such stockholder's demand for appraisal.

    Purchaser has not made any provision in connection with the Offer or the Merger to obtain counsel or appraisal services for unaffiliated security holders at the expense of Purchaser. As of June 10, 2000, the Cherry Family Members beneficially owned an aggregate of 5,455,666 Shares (representing approximately 53% of the then outstanding Shares). The directors and executive officers of the Company (other than Peter B. Cherry), as a group, beneficially owned an aggregate of 216,801 Shares (representing approximately 2.1% of the then outstanding Shares).

7.  THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT, WHICH ARE INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS OFFER TO PURCHASE AS ANNEX B AND THE STOCKHOLDER AGREEMENT IS ATTACHED TO THIS OFFER TO PURCHASE AS ANNEX C. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING SUMMARY SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable. The obligation of Purchaser to commence the Offer and to accept for payment, and to pay for, any Shares tendered pursuant to the Offer, is subject to the satisfaction of certain conditions that are set forth below the caption "THE TENDER OFFER--Conditions of the Offer" (such conditions, the "Offer Conditions"). Purchaser may waive any of the Offer Conditions or make any other changes in the terms and conditions of the Offer without the prior written consent of the Company or the Special Committee subject to certain limitations. See "THE TENDER OFFER--Conditions of the Offer." Notwithstanding the foregoing, Purchaser has agreed that, without the prior written consent of the Company, no changes may be made that (i) reduce the maximum number of Shares subject to the Offer, (ii) decrease the per Share amount, (iii) change the form of consideration payable in the Offer,
(iv) impose any other conditions to the Offer or amend or modify any other terms of the Offer in any manner adverse to the holder of Shares, or (v) except as provided in the next sentence, extend the Offer. Under the terms of the Merger Agreement, Purchaser may, without the consent of the Company, extend the Offer:
(i) if at the then scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as all such conditions shall have been satisfied or waived; (ii) for any period required by any statute or rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) if all of the Offer Conditions are satisfied and the number of Shares (together with the Shares held by the Purchaser and the Cherry Family Members) that have been validly tendered and not withdrawn represent more than 67% of the then outstanding Shares (when taken together with Shares beneficially owned by Purchaser and the Cherry Family Members) (the "Minimum Condition") but represent less than 90% of the then issued and outstanding Shares, from time to time, for an aggregate period of not more than ten business days beyond the latest expiration date that would be permitted under clause (i), (ii) or
(iii) of this sentence. If all of the Offer Conditions have been satisfied, Purchaser shall, as soon as practicable after the expiration of the Offer, accept and pay for all Shares tendered. In addition, so long as the Shares purchased in the Offer together with all Shares held by Purchaser and the Cherry Family Members represent less than 90% of the then issued and outstanding Shares, Purchaser may provide for a "subsequent offering period" to the extent provided in Rule 14d-11 under the Exchange Act after the purchase of Shares pursuant to the Offer.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, Purchaser will be merged with and into the Company and the separate existence of Purchaser will cease. The Company will be the Surviving Corporation of the Merger and will be owned entirely by the Cherry Family Members. In the Merger, each share of common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $1.00 par value per share, of the Surviving Corporation. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser or held by the Company, all of which shall be cancelled, and Shares held by stockholders who perfect appraisal rights under the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration. The Merger Agreement provides that (subject to the provisions of the Merger Agreement and the applicable provisions of the DGCL) the closing of the Merger shall occur promptly following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions to the Merger set forth in the Merger Agreement.

    TREATMENT OF STOCK OPTIONS. The Merger Agreement provides that, if and to the extent permissible under its stock plans, the Company will cause the vesting of options held by persons who are employees of the Company at the Effective Time to be accelerated and all outstanding restricted stock thereunder held by such persons to be fully vested on a date no later than the date of the Effective Time.

    STOCKHOLDERS MEETING. The Merger Agreement provides that, if required by applicable law, the Company, acting through the Board, shall (i) following the expiration of the Offer, call a meeting of its stockholders (the "Stockholders Meeting") for the purpose of voting on the Merger Agreement and the transactions contemplated thereby, (ii) hold the Stockholders Meeting as soon as practicable after the purchase of Shares pursuant to the Offer and (iii) unless taking such action would be inconsistent with the fiduciary duties of the Board or the directors constituting the Special Committee to stockholders of the Company imposed by law, as determined by such directors in good faith and after consultation with independent legal counsel, recommend to its stockholders the approval of the Merger Agreement and the transactions contemplated thereby; provided, however, that the Board shall not be obligated to recommend the Merger Agreement or the transactions contemplated thereby if, at or prior to the Stockholders Meeting, a Superior Proposal (as defined below) has been received and if with respect thereto the Special Committee or the Board determines in good faith (after consultation with its legal counsel) that taking such action would be inconsistent with its fiduciary duties to the stockholders of the Company. If a Stockholders Meeting is called, the Company will use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby and to secure the vote or consent of stockholders required for such approval, unless otherwise required by applicable fiduciary duties, as determined by such directors in good faith after consultation with independent legal counsel. At the Stockholders Meeting, Purchaser will cause all the Shares then owned by Purchaser or the Cherry Family Members to be voted in favor of the Merger. The Merger Agreement provides that, notwithstanding the foregoing, if Purchaser, or any direct or indirect subsidiary of Purchaser, acquires at least 90 percent of the outstanding Shares (assuming that all Shares owned by the Cherry Family Members are transferred to Purchaser), the parties to the Merger Agreement shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with the "Short-Form Merger" provisions of the DGCL. Unless Purchaser or other stockholders of the Company execute consents in lieu of a stockholders meeting adequate to approve the Merger, the Merger Agreement is required to be submitted to the stockholders of the Company whether or not the Board determines at any time subsequent to declaring its advisability that the Merger Agreement is no longer advisable and recommends that the stockholders reject it.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, existence, the qualification, good standing, corporate power and authority of the Company and its subsidiaries, subject to certain limitations;
(ii) the due authorization, execution, and delivery of the Merger Agreement and all agreements and documents contemplated thereby, including without limitation all documentation concerning the Loan (the "Ancillary Documents") and the power and authority to consummate the transactions contemplated thereby, and the validity and enforceability thereof; (iii) the capitalization of the Company, including the number of shares of capital stock of the Company outstanding;
(iv) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation of the transactions contemplated by the Merger Agreement by the Company and the absence of any violations, breaches or conflicts which would result from compliance by the Company with any provision of the Merger Agreement; (v) absence of any material misstatements or omissions in the information regarding the Special Committee's deliberations and recommendations provided by the Special Committee specifically for inclusion in the
Schedule 14D-9, the Proxy Statement (that may be required to complete the Merger under certain circumstances), the Offer Documents, and the Information Statement (that may be required to complete the Merger under certain circumstances);
(vi) certain fees in connection with the transactions contemplated by the Merger Agreement; (vii) the opinion of Wasserstein Perella; (viii) state takeover statutes; and (ix) the required vote of stockholders of the Company with respect to the transactions contemplated by the Merger Agreement.

    Purchaser has also made certain representations and warranties, including with respect to (i) the due incorporation, existence, good standing and, subject to certain limitations, corporate power and authority of Purchaser; (ii) the due authorization, execution and delivery of the Merger Agreement executed in connection therewith and the power and authority to consummate the transactions contemplated thereby, and the validity and enforceability thereof;
(iii) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation of the transactions contemplated by the Merger Agreement by Purchaser and the absence of any violations, breaches or conflicts which would result from compliance by Purchaser with any provision of the Merger Agreement; (iv) the interim operations of Purchaser; (v) absence of any material misstatements or omissions in this Offer to Purchase and the Schedule TO and in the information provided by Purchaser specifically for inclusion in the Schedule 14D-9, the Information Statement and the Proxy Statement; (vi) Purchaser's and each Cherry Family Member's interest in not selling any equity securities of the Company, and lack of present plan or intention to engage in, or cause the Company or any subsidiary of the Company, subsequent to the Offer or the Merger, to engage in any extraordinary corporate transaction such as a merger, reorganization or liquidation or sale or transfer of a material amount of its assets (an "Extraordinary Transaction"),
(vii) Peter B. Cherry's disclosure to the Company's Board of any proposals, expressions of interest or offers which specified a price or range of prices or value or range of values made by a third party with respect to any Extraordinary Transaction from January 1, 1999 through June 5, 2000; (viii) certain fees in connection with the transactions contemplated by the Merger Agreement; (ix) the solvency of the Company after giving effect to the Offer, the Merger and the financings contemplated by the Merger Agreement; and (x) Purchaser's belief that as of June 5, 2000 pending litigation relating to the Company would not have a material adverse effect on the Purchaser or make materially more costly the Offer or the consummation of the Merger. No inaccuracy in any of the Company's representations or warranties which is known to Peter B. Cherry as of the date of the Merger Agreement shall cause such representation or warranty to be untrue or inaccurate for any purpose under the Merger Agreement. No breach of any agreement or obligation of the Company contained in the Merger Agreement caused directly or indirectly by any action or inaction by Peter B. Cherry shall cause such agreements or obligations to be breached for any purpose under the Merger Agreement.

    CONDUCT UNTIL THE MERGER. The Company has agreed that from the date of the Merger Agreement to the Effective Time, unless as contemplated by the Merger Agreement or Purchaser has consented in writing thereto, the Board shall not authorize the Company or any of its subsidiaries to:

        (i) amend its certificate of incorporation or by-laws;

        (ii) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company or its subsidiaries, or any securities convertible into or exchangeable for any such shares or other ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities (or derivative instruments in respect of the foregoing);

       (iii) effect any stock split or otherwise change its capitalization as it existed on the date of the Merger Agreement, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of its subsidiaries;

        (iv) (A) accelerate or waive any or all of the goals, restrictions or conditions imposed under any restricted stock award, or (B) issue, sell, grant or award any shares of capital stock or any right to acquire shares of capital stock under any Company stock plan (except as otherwise required by such plan);

        (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by the subsidiaries to the Company);

        (vi) mortgage or otherwise encumber, subject to any encumbrance, or sell, lease or otherwise dispose of any of its property or assets (including capital stock of its subsidiaries), other than encumbrances that are incurred in the ordinary course of business, the sale or disposition of inventory in the ordinary course of business or the sale, lease, encumbrance or other disposition of assets which, individually or in the aggregate, are obsolete or not material to the Company and its subsidiaries taken as a whole;

       (vii) (A) acquire by merger, purchase or any other manner, any business or entity or any division thereof for consideration in excess of $1,000,000 in the aggregate; or (B) otherwise acquire any assets which would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice and the acquisition of assets for consideration in excess of $1,000,000 in the aggregate;

      (viii) except for borrowings under existing or replacement credit facilities and excepting transactions between the Company and any subsidiary, incur or assume any long-term or short-term debt or issue any debt securities or assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt or other obligations of any other person, other than obligations (other than debt) of its subsidiaries incurred in the ordinary course of business;

        (ix) (A) make any loans, advances or capital continuations to, or investments in, any other person (other than to subsidiaries of the Company), except with respect to commitments outstanding on the date of the Merger Agreement, or (B) forgive any loans, advances or capital contributions to, or investments in, any other person (other than with respect to subsidiaries of the Company) for an amount in excess of $100,000 in the aggregate (as to clauses (A) and (B) collectively);

        (x) except as contemplated by the Merger Agreement or in the ordinary course of business (A) increase the compensation payable or to become payable to its officers or employees, (B) other than in accordance with existing policies and arrangements, grant any severance pay to the Company's officers, directors or employees or (C) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable law or the terms of a collective bargaining agreement or a contractual obligation existing on the date of the Merger Agreement;

        (xi) change any of the accounting principles or practices used by the Company, except as may be required by generally accepted accounting principles;

       (xii) pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such material claims, material liabilities or material obligations in the ordinary course of business or (B) material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company's filings with the Commission under the Exchange Act since February 28, 2000;

      (xiii) agree to the settlement of any claim or litigation, which settlement would have a Material Adverse Effect (The Merger Agreement defines a Material Adverse Effect as a change or effect that is materially adverse to the business, operations, assets or financial condition of the Company and its subsidiaries, taken as a whole.);

       (xiv) make, change or rescind any material tax election (other than recurring elections that customarily are made in connection with the filing of any tax return; provided that any such elections are consistent with the past practices of the Company or its subsidiaries, as the case may be); or settle or compromise any material tax liability that is the subject of any audit, claim for delinquent taxes, examination, action, suit, proceeding or investigation by any taxing authority;

       (xv) except as contemplated by the Merger Agreement or to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

       (xvi) other than in the ordinary course of business, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of the Company or any of its subsidiaries to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company or any of its subsidiaries;

      (xvii) materially modify, amend or terminate any material contract, or waive, relinquish, release or terminate any right or claim, in each case, except in the ordinary course of business;

      (xviii) other than with respect to commitments outstanding as of the date of the Merger Agreement, make any capital expenditures for the Company and its subsidiaries in excess $4,000,000, in the aggregate;

       (xix) take any action to cause the Common Stock to be delisted from the Nasdaq Stock Market prior to the consummation of the Offer; or

       (xx) agree in writing or otherwise to take any of the foregoing actions.

    ACCESS TO INFORMATION. Under the Merger Agreement, from the date of the Merger Agreement to the closing of the Merger, the Company shall, and shall cause its subsidiaries to, (i) give Purchaser and its authorized representatives reasonable access, upon notice and during business hours to all books, records, personnel, offices and other facilities and properties of the Company and its subsidiaries, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request; provided that, with certain specified limitations, no investigation or information furnished pursuant to the Merger Agreement shall affect any representations and warranties made by the Company or Purchaser therein or the conditions to the obligations of Purchaser to consummate the transactions contemplated thereby; provided further that such access shall be at the expense of Purchaser. Purchaser has agreed to hold all information furnished on a confidential basis by or on behalf of the Company or any of its subsidiaries in confidence.

    NO SOLICITATION. The Company has agreed in the Merger Agreement (a) that from the date of the Merger Agreement to the Effective Time, neither it nor any of its subsidiaries will, and it will direct its officers, directors, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or the Special Committee) not to, initiate, solicit or knowingly encourage, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) to acquire the Company pursuant to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or in excess of 20% of the assets or any equity securities of, the Company or any of its material subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, afford access to the properties, books or records of the Company or any of its subsidiaries to, or have any discussions with, any person relating to an Alternative Proposal;
(b) that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing; and (c) that it will notify Purchaser promptly of the terms of such person's or entity's inquiry or proposal if any such inquiries or proposals are received by the Company; provided, however, that the no solicitation provision shall not prohibit the Company or its subsidiaries, upon approval by the Special Committee, from (i) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or otherwise make any disclosure required by applicable law to its stockholders related to an Alternative Proposal, or (ii) prior to the acceptance for payment of shares of Common Stock by Purchaser pursuant to the Offer, furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Alternative Proposal, only if (A) such proposal was not initially solicited, encouraged or knowingly facilitated by the Company, its subsidiaries or their agents in violation of the no solicitation provision of the Merger Agreement, (B) prior to furnishing information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) the Special Committee determines that such proposal is, or is likely to lead to a proposal that is, more favorable from a financial point of view to the stockholders of the Company as compared to the Offer and the Merger (such proposal meeting the requirements of clauses (A), (B) and (C) being a "Superior Proposal"). The Company shall keep Purchaser informed of the status of any such discussions or negotiations and the terms of any proposal (but need not disclose the identity of such person or entity) and, to the extent applicable, shall comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in the no solicitation provision of the Merger Agreement (x) permits the Company to terminate the Merger Agreement (except as specifically provided in the termination provisions of the Merger Agreement), (y) permits the Company to enter into any agreement with respect to an Alternative Proposal during the term of the Merger Agreement, or (z) affects any other obligation of the Company under the Merger Agreement.

    FEES AND EXPENSES. Except as set forth below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees, costs and expenses.

    In the Merger Agreement, the Company has agreed that, under certain circumstances, it will reimburse Purchaser and the Cherry Family Members for their reasonable out-of-pocket expenses incurred in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement. The Company is obligated to pay such out-of-pocket expenses up to a maximum of $1,000,000 under the following circumstances: (i) Purchaser terminates the Merger Agreement prior to the acceptance of any Common Stock validly tendered pursuant to the Offer, if the Special Committee shall have withdrawn or modified, in a manner that is materially adverse to Purchaser, its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement or shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or another tender offer for Common Stock, or shall have resolved to do any of the foregoing; or (ii) the Special Committee terminates the Merger Agreement in accordance with its terms because of a Superior Proposal which the Special Committee or the Board determines in good faith (after consultation with its legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company.

    FILINGS; OTHER ACTIONS. The Merger Agreement provides that, subject to the terms and conditions provided in the Merger Agreement, the Company and Purchaser have agreed to:

        (a) use their reasonable best efforts to cooperate with one another in
    (i) determining which filings other than under the Exchange Act are required to be made prior to the expiration of the Offer or the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental entities or other third parties in connection with the execution and delivery of the Merger Agreement and other ancillary documents and the consummation of the transactions contemplated thereby and (ii) timely make all such filings and timely seek all such consents, approvals, permits, authorizations and waivers; and

        (b) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of the Merger Agreement, the proper officers and directors of Purchaser and the Surviving Corporation are required to take all such necessary action.

    CONDITIONS TO THE MERGER. The obligations of Purchaser and the Company to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (i) if approval of the Merger Agreement and the Merger by the holders of Shares is required by applicable law, the Merger Agreement and the Merger shall have been approved by the requisite vote of such holders; (ii) no United States federal or state governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order decree, injunction or other order which is then in effect and prohibits or has the effect of prohibiting the consummation of the Merger or makes the consummation of the Merger illegal;
(iii) any waiting period (and any extension thereof) applicable to the Offer and the Merger under the HSR Act shall have terminated or expired; and (iv) the Purchaser shall have accepted for payment and paid for all Shares validly tendered pursuant to the Offer and not withdrawn; provided, however, that neither the Company nor the Purchaser shall be entitled to invoke this condition, if it shall have been the cause of the failure to purchase Shares so tendered and not withdrawn in violation of the terms of the Offer.

    TERMINATION. The Merger Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated at any time prior to the Effective Time:

        (c) by mutual written consent of Purchaser and the Special Committee;

        (d) by Purchaser or the Special Committee,

           (i) if either (x) the purchase of Shares pursuant to the Offer has not been consummated on or before October 2, 2000 or (y) the Effective Time shall not have occurred on or before December 1, 2000 (provided that the right to terminate the Merger Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the consummation of the purchase of Shares pursuant to the Offer on or before October 2, 2000 or the Effective Time to occur on or before December 1, 2000);

           (ii) if there shall be any law that makes consummation of the Offer or the Merger illegal or prohibited, or if any court of competent jurisdiction in the U.S. shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable;

        (e) by the Special Committee,

           (i) if there is a Superior Proposal and with respect thereto Special Committee or the Board determines in good faith (after consultation with its legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties to stockholders of the Company; or

           (ii) if Purchaser shall have breached in any material respect any of its representations, warranties or covenants contained in the Merger Agreement; or

        (f) by Purchaser,

           (i) prior to the acceptance of any Shares validly tendered pursuant to the Offer, if the Special Committee shall have withdrawn or modified, in a manner that is materially adverse to Purchaser, its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement or if the Special Committee shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or another tender offer for the Shares, or the Special Committee shall have resolved to do any of the foregoing; or

           (ii) if the Company shall have breached in any material respect any of its representations, warranties or covenants contained in the Merger Agreement; or

          (iii) if the Company fails to timely provide the Loan described in the Merger Agreement.

    INDEMNIFICATION. Each of Purchaser and the Company agrees that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries as provided under the DGCL and in the Company's Certificate of Incorporation or Bylaws or the charter and bylaws of the Company's subsidiaries as in effect on the date of the Merger Agreement with respect to matters occurring up to and including the Effective Time shall survive the purchase of any Shares under the Offer and the Merger. Without limiting the generality of the foregoing, in the event any person entitled to indemnification becomes involved in any claim, action, proceeding or investigation after the purchase of any Shares under the Offer, the Company shall periodically advance to such person his or her reasonable legal and other reasonably incurred expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such person providing an undertaking to reimburse all amounts so advanced unless it is determined that such person is entitled to indemnification. The Merger Agreement provides that Purchaser and the Company will maintain in effect, for not less than six years after the later to occur of the purchase of any Shares under the Offer or the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company), with respect to acts or failures to act up to and including the Effective Time, including acts relating to the transactions contemplated by the Merger Agreement; provided, however, that in order to maintain or procure such coverage, the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 150% the most recent annual premium paid by the Company prior to the date of the Merger Agreement (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Purchaser or the Surviving Corporation will only be required to obtain only as much coverage as can be obtained by paying an annual premium equal to the Cap.

    AMENDMENT. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the boards of directors of the Company and Purchaser and, in the case of the Company, with the approval of the Special Committee at any time before or after adoption of the Merger Agreement by the stockholders of the Company (if required); provided, however, that after any such stockholder approval (if required), no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of, or the income tax consequences to, the Company's stockholders (other than Purchaser and the Cherry Family Members) thereunder without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser and the Company.

    THE STOCKHOLDER AGREEMENT. The Cherry Family Members have entered into a Stockholder Agreement pursuant to which, among other things, the Cherry Family Members have agreed not to tender their Shares in the Offer and, prior to consummation of the Offer, to contribute to Purchaser the Shares they own in exchange for shares of capital stock of Purchaser. In addition, Purchaser and the Cherry Family Members have agreed at a Stockholders Meeting or in any other circumstances upon which a vote, consent, or other approval with respect to the Merger or the Merger Agreement is sought, to cause all Shares and all Shares acquired by Purchaser in the Offer to be present and voted in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each transaction contemplated by the Merger Agreement.

8.  INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

    In considering the recommendations of the Board and the Special Committee, stockholders should be aware that certain officers and directors of Purchaser and the Company have interests in the Offer and the Merger which are described below and which may present them with certain potential conflicts of interest. The Cherry Family Members control approximately 53% of the outstanding Shares. Consequently, the stockholders of Purchaser control the Company. Peter B. Cherry, one of the Cherry Family Members, is the President and Chairman of the Company, as well as the sole director and officer of Purchaser.

    As of June 10, 2000, the directors and executive officers of the Company (other than Peter B. Cherry), as a group, beneficially owned an aggregate of 216,801 Shares (representing 2.1% of the then outstanding Shares). As of
June 10, 2000, the members of the Special Committee beneficially owned an aggregate of 95,166 Shares (representing less than one percent of the then outstanding Shares). All such Shares held by directors and executive officers (other than Shares held by Peter B. Cherry) will be treated in the Offer and the Merger in the same manner as Shares held by the stockholders of the Company (other than Purchaser and the Cherry Family Members). In the aggregate, the directors and executive officers of the Company (other than Peter B. Cherry) will be entitled to receive approximately $5.7 million for their Shares upon consummation of the Offer and the Merger and the members of the Special Committee will be entitled to receive an aggregate of approximately
$2.5 million for their Shares upon consummation of the Offer and the Merger.

    The Company's executive officers and senior managers may elect not to tender pursuant to the Offer if Purchaser decides to allow executive officers and senior managers to retain an equity interest in the Surviving Corporation. Purchaser has yet to make this determination. In addition, the executive officers and senior managers may elect to convert their options to purchase Shares into stock appreciation rights of the Surviving Corporation, if available. If executive officers and senior managers are not permitted to retain an equity interest in the Surviving Corporation, or if such stock appreciation rights are not available, then the executive officers and senior managers may elect to tender their Shares pursuant to the Offer, and any Shares not tendered and any options to purchase Shares that are outstanding after completion of the Offer will be exchanged pursuant to the Merger.

    The Merger Agreement provides that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries as provided under the DGCL and in the Company's certificate of incorporation or by-laws or the charter and by-laws of the Company's subsidiaries with respect to matters occurring up to and including the Effective Time will survive the Merger. In addition, Purchaser and the Company are required to maintain for not less than six years after the Effective Time the current directors' and officers' liability insurance policies maintained by the Company and its subsidiaries.

    The Special Committee and the Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described above under "--Recommendation of the Special Committee and the Board of Directors of the Company; Fairness of the Offer and the Merger."

    It is currently contemplated that certain affiliates of the Cherry Family Members may sell up to 90,136 Shares in the open market during the Offer period at or below the Offer Price. If these Shares are sold, Peter B. Cherry will be entitled to one-third of the income from the proceeds of the sale of 45,000 Shares, and Virginia Cherry, Peter B. Cherry's mother, will be entitled to receive the proceeds of the sale of 766 Shares. These Shares were not included when calculating the Cherry Family Members' ownership of approximately 53% of the outstanding Shares.

    Peter B. Cherry has been the President of the Company since 1982. During fiscal 2000 and fiscal 1999, he has received compensation for services in the amount of $439,335 and $584,460, respectively. Mr. Cherry holds options to purchase an aggregate of 136,000 Shares with a weighted average exercise price of $16.73 per Share.

9.  BENEFICIAL OWNERSHIP OF SHARES

    The following table sets forth certain information, as of June 10, 2000, based upon reports filed by such persons with the Commission, regarding the ownership of Shares by the Cherry Family Members, all directors and executive officers of the Company and all persons whom the Company believes own more than 5% of the Shares. Based upon disclosures made by the Company in the
Schedule 14D-9, Purchaser understands that all directors, affiliates and subsidiaries of the Company (other than the Cherry Family Members) intend to tender the Shares held of record or beneficially owned by them. The Company's executive officers and senior managers may elect not to tender pursuant to the Offer if Purchaser decides to allow executive officers and senior managers to retain an equity interest in the Surviving Corporation. Purchaser has yet to make this determination. In addition, the executive officers and senior managers may elect to convert their options to purchase Shares into stock appreciation rights of the Surviving Corporation, if available. If executive officers and senior managers are not permitted to retain an equity interest in the Surviving Corporation, or if such stock appreciation rights are not available, then the executive officers and senior managers may elect to tender their Shares pursuant to the Offer, and any Shares not tendered and any options to purchase Shares that are outstanding after completion of the Offer will be exchanged pursuant to the Merger. As of June 15, 2000, Purchaser does not own any Shares. The Cherry Family Members have agreed to contribute to Purchaser all of their Shares in exchange for shares of capital stock of Purchaser immediately prior to Purchaser's purchase of Shares in the Offer.

                                                          NUMBER OF SHARES
                                                            BENEFICIALLY
NAME                                                           OWNED                 PERCENT
----                                                      ----------------           --------
Cherry Family Members...................................     5,455,666(a)(b)           52.9%
Peter B. Cherry.........................................     5,533,380(a)(c)(d)(e)     54.1
Heartland Advisors......................................       949,800                  9.3
Franklin Advisors, Inc..................................       643,800                  6.3
Robert B. McDermott.....................................        61,658(e)                 *
Klaus D. Lauterbach.....................................        43,878(e)                 *
Dan A. King.............................................        41,267(e)                 *
Robert G. Terwall.......................................        28,668(e)                 *
Thomas L. Martin, Jr....................................         8,858(e)                 *
Charles W. Denny........................................         5,458(e)                 *
Peter A. Guglielmi......................................         9,458(e)                 *
W. Ed Tyler.............................................         4,617(e)                 *
Henry J. West...........................................         5,117(e)                 *
All executive officers and directors as group
  (11 persons)..........................................     5,750,181(e)              55.7%

------------------------

*   Less than 1%

(a) The table includes 741,454 shares of Common Stock held by trusts for the benefit of Catherine C. Rousey, of which Peter B. Cherry is the sole trustee in one trust with 284,000 shares and Peter B. Cherry and Virginia B. Cherry (his mother) are trustees in the other trust with 457,454 shares. As trustees they have the power to vote the Shares and to make dispositions. The table also includes 931,114 shares in a Virginia Cherry Trust and 927,784 shares in a Walter Cherry Trust. Peter B. Cherry is sole trustee for the Virginia and Walter Cherry Trusts.

(b) Includes options to purchase 136,000 Shares, of which options to purchase 62,666 are currently vested.

(c) Includes the 9,182 shares held in a charitable foundation by Mr. Cherry and his wife, 45,000 shares held in a trust for the children of Walter L. Cherry and 1,044 Shares in the Walter L. Cherry Estate. Peter and Virginia Cherry are the co-executors of the estate.

(d) The table includes 95,822 shares of Common Stock held by Mr. Cherry's wife as trustee for their children.

(e) The total number of Shares for officers and directors includes Shares held under options exercisable within 60 days as follows: Peter B. Cherry, 62,666; Dan A. King, 20,999; Klaus D. Lauterbach, 24,000; Robert G. Terwall, 19,499; Robert B. McDermott, 4,458; Thomas L. Martin, Jr., 4,458;
    Charles W. Denny, 4,458; Peter A. Guglielmi, 4,458; W. Ed Tyler, 4,617; and Henry J. West, 4,617, and all executive officers and directors as a group, 161,229.

10. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO HOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER OR WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER. THE SUMMARY IS BASED ON THE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), APPLICABLE CURRENT AND PROPOSED UNITED STATES TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL AUTHORITY AND ADMINISTRATIVE RULINGS AND PRACTICE, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT, AT ANY TIME AND, THEREFORE, THE FOLLOWING STATEMENTS AND CONCLUSIONS COULD BE ALTERED OR MODIFIED. THE DISCUSSION DOES NOT ADDRESS HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE NOT CAPITAL ASSETS, NOR DOES IT ADDRESS HOLDERS WHO HOLD SHARES AS PART OF A HEDGING, "STRADDLE," CONVERSION OR OTHER INTEGRATED TRANSACTION, OR WHO RECEIVED SHARES UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, UNITED STATES EXPATRIATES OR NON-U.S. PERSONS). FURTHERMORE, THE DISCUSSION DOES NOT ADDRESS THE TAX TREATMENT OF HOLDERS WHO EXERCISE DISSENTERS' RIGHTS IN THE MERGER, NOR DOES IT ADDRESS ANY ASPECT OF FOREIGN, STATE OR LOCAL TAXATION OR ESTATE AND GIFT TAXATION. FOR PURPOSES OF THIS SECTION, NON-U.S. PERSONS MEANS PERSONS WHO ARE NEITHER CITIZENS NOR RESIDENTS OF THE UNITED STATES.

    THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss in an amount equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the Effective Time), the Shares were held for more than one year.

    Under the United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. In order to avoid backup withholding, each tendering stockholder, unless an exemption applies, must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign individuals. Each stockholder should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding, if applicable, and the procedure for obtaining such exemption.

    All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with the procedures set forth below in "--Withdrawal Rights" as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, July 13, 2000 unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is subject to certain conditions set forth below in "--Conditions of the Offer." If the Offer Conditions are not satisfied or any of the events specified in "--Conditions of the Offer" have occurred or are determined by Purchaser to have occurred prior to the Expiration Date, Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right (but is not obligated) to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions, subject to Purchaser's receipt of the Company's approval for a waiver of the conditions relating to government action, HSR Act, termination of the Merger Agreement or the Offer and the failure to receive the Minimum Condition, and, to the extent permitted by law, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

    Subject to the above and the other terms of the Merger Agreement, the applicable rules and regulations of the Commission and applicable law, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to waive any Offer Condition or otherwise amend the Offer in any respect by giving oral or written notice of such waiver or amendment to the Depositary. Notwithstanding the foregoing, Purchaser has agreed that, without the prior written consent of the company, no changes may be made that
(i) reduce the maximum number of Shares subject to the Offer, (ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer,
(iv) impose any other conditions to the Offer or amend or modify any other terms of the Offer in any manner adverse to holders of Shares or (v) except as provided in the paragraph below, extend the Offer.

    In the Merger Agreement, Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer except that Purchaser may, without the consent of the Company, extend the Offer: (i) if at the then scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as all such conditions shall have been satisfied or waived; (ii) for any period required by any statute or rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) if all of the Offer Conditions are satisfied but the Shares that have been tendered, together with the Shares held by the Purchaser and the Cherry Family Members, represent less than 90% of the then issued and outstanding Shares, from time to time, for an aggregate period of not more than ten business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. Tendering stockholders will continue to have the right to withdraw any tendered Shares during such extension. See "--Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

    Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 of the Exchange Act. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

    Pursuant to Rule 14d-11, under the Exchange Act, Purchaser may, subject to certain conditions, provide a subsequent offering period of from three business days to twenty business days in length following the purchase of Shares on the Expiration Date (the "Subsequent Offering Period"). Purchaser currently intends to provide a Subsequent Offering Period if the Cherry Family Members and Purchaser own less than 90% of the outstanding Shares following expiration of the initial offering period. Purchaser may extend the Subsequent Offering Period for an aggregate period ending on the earlier of (i) the tenth business day after the latest expiration date that Purchaser is able to extend the Offer under the Merger Agreement, and (ii) the time at which the Cherry Family Members and Purchaser became the owners of at least 90% of the outstanding Shares. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares that had not been purchased in the Offer. A Subsequent Offering Period is not an extension of the Offer which already will have been completed.

    During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial twenty business days period of the Offer has expired;
(ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the Offer; (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date; (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event Purchaser elects to extend the Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

    PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD. THE OFFER PRICE WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE SUBSEQUENT OFFERING PERIOD.

    The Company has provided Purchaser with the Company's stockholder lists and security position listings in respect of the Shares for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and other relevant materials to stockholders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of stockholders and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of stockholders or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "--Withdrawal Rights") as promptly as practicable after the Expiration Date. Subject to applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See "--Terms of the Offer," and "--Certain Legal Matters; Regulatory Approvals."

    The reservation by Purchaser of the right to delay the acceptance or purchase of, or payment for, the Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or to return the Shares deposited by, or on behalf of, stockholders, promptly after the termination or withdrawal of the Offer.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "--Procedures for Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and has agreed to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering stockholders whose Shares have been accepted for payment.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR ANY EXTENSION OF THE OFFER.

    If any validly tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, certificates evidencing Shares not purchased will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "--Procedures for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid per share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to assign to one or more affiliates, or to any wholly owned subsidiary, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER OF SHARES. For Shares to be validly tendered pursuant to the Offer, a stockholder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees,
(b) the Certificates representing Shares to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such stockholder's broker, dealer, commercial bank, trust company or nominee to tender applicable Shares pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS OR INSTRUCTIONS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. All signatures on a Letter of Transmittal must be guaranteed by a member firm in good standing of the Securities Transfer Agents Medallion Program, or by any other firm which is a bank, broker, dealer, credit union or savings association (each of the foregoing being referred to as an "Eligible Institution" and collectively as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by the registered holder of Shares who has not completed the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined in the Letter of Transmittal). See Instruction 1 to the Letter of Transmittal.

    If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to, a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following guaranteed delivery procedures are duly complied with:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary prior to the Expiration Date; and

   (iii) the Certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three Trading Days after the date of execution of the Notice of Guaranteed Delivery. A "Trading Day" is any day on which The Nasdaq National Market is open for business.

    Any Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (unless Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Certificates or a Book-Entry Confirmation, if available, with respect to such Certificates), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    TENDER CONSTITUTES A BINDING AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser on the terms and subject to the conditions of the Offer.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the Offer Conditions (subject to the terms of the Merger Agreement and the Company's consent with respect to certain Offer Conditions) or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser or any of its affiliates, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering stockholder irrevocably appoints each designee of Purchaser as such stockholder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after Expiration Date). All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as Purchaser in its sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise all rights (including, without limitation, all voting rights) with respect to such Shares and receive all dividends and distributions.

    BACKUP WITHHOLDING. Under United States federal income tax law, the amount of any payments made by the Depositary to stockholders (other than corporate and certain other exempt stockholders) pursuant to the Offer may be subject to backup withholding tax at a rate of 31%. To avoid such backup withholding tax with respect to payments made pursuant to the Offer, a non-exempt, tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify under penalties of perjury that such stockholder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the Letter of Transmittal. If backup withholding applies with respect to a stockholder or if a stockholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such stockholder. See "SPECIAL FACTORS--Certain United States Federal Income Tax Consequences" of this Offer to Purchase and the information set forth under the heading "Important Tax Information" contained in the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 14, 2000, or at such later time as may apply if the Offer is extended.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described below. Any such delay will be an extension of the Offer to the extent required by law. Under no circumstances will interest on the Offer Price be paid by the Purchaser, regardless of any extension of the Offer or any delay in making payment.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in "--Procedures for Tendering Shares" may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of tendered Shares may not be rescinded without Purchaser's consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. None of Purchaser or any of its affiliates, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in "--Procedures for Tendering Shares."

5.  PRICE RANGE OF SHARES

    The Shares trade on The Nasdaq National Market under the symbol "CHER." In June 1999, the stockholders of the Company approved the reclassification of each share of the Company's voting and nonvoting stock into one Share. The following table sets forth, for the quarters indicated, the high and low sales prices for the Company's Shares since June 1999, and for the periods prior to June 1999, the Company's former voting common stock. The Company did not pay cash dividends on any class of its common stock during the periods set forth below.

                                                                HIGH       LOW
                                                              --------   --------
Fiscal 1999:
  First Quarter.............................................   $19.00     $16.25
  Second Quarter............................................    17.31      10.50
  Third Quarter.............................................    15.38       9.50
  Fourth Quarter............................................    15.50      12.00
Fiscal 2000:
  First Quarter.............................................   $14.50     $12.00
  Second Quarter............................................    15.75      12.25
  Third Quarter.............................................    13.25       9.75
  Fourth Quarter............................................    25.00      10.00
Fiscal 2001:
  First Quarter.............................................   $26.00     $12.38
  Second Quarter (through June 14, 2000)....................   $26.00     $19.50

    On April 20, 2000, the last full trading day prior to the announcement of Initial Proposal, the reported closing sales price of the Common Stock on The Nasdaq National Market was $13.00 per Share. On June 2, 2000, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the Common Stock on The Nasdaq National Market was $20.38 per Share. On June 14, 2000, the last trading day prior to the date of this Offer to Purchase, the reported closing sales price of the Common Stock on The Nasdaq National Market was $25.94 per share. Stockholders are urged to obtain current market quotations for the Common Stock.

6.  CERTAIN INFORMATION CONCERNING THE COMPANY

    THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Purchaser, the Cherry Family Members nor any of their affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to them.

    The Company designs, manufactures and sells proprietary and custom electrical and electronic components used by a broad range of original equipment manufacturers ("OEMs") and distributors in the automotive, computer and consumer and commercial markets. The Company has three major business segments:
Automotive Switches and Modules, Computer Keyboards, and Switches and Controls. In April 2000, the Company sold its semiconductor subsidiary, Cherry Semiconductor Corporation ("CSC"), that was located in Rhode Island. Therefore CSC has been treated as a discontinued operation and removed from the Company information and reported as a discontinued operation in the financial information.

    The Company's Automotive Switches and Modules segment designs, manufactures and sells switches, switch assemblies, sensors and electronic modules for automotive manufacturers and suppliers worldwide. Automobile special-use switches and switch assemblies are used in a variety of applications including latches, safety and direct operated controls, such as door and trunk electric latches, cruise control and overdrive applications, central door locks, power windows, seats and mirrors. Applications for the Company's electronic control modules include power seat adjustments and hydraulic systems for sunroofs and convertible tops. Hall-effect sensors can be used in applications where a magnetically actuated solid state device is desirable, such as a position sensor for occupant safety systems. Automotive products are custom made for major U.S., European and Japanese Tier 1 suppliers and OEMs. The Company's automotive customers have generally paid for the tooling and other special manufacturing requirements.

    The Computer Keyboards segment designs, manufactures and sells keyboards and related products for computer applications. The Company sells standard and advanced performance keyboards for use with personal computers; data entry, point-of-sale and reservation terminals; word processing systems; and other computer input applications. Advanced performance keyboards include integrated magnetic-stripe readers, chip-card readers and/or bar code scanners, as well as fingerprint recognition, which incorporates biometric technology for security applications.

    The Switches and Controls segment designs, manufactures and sells switches, sensors, electronic controls and displays, infrared controls and multifunction modules used in appliances, office equipment, postage machines, motorcycle controls, industrial controls, exercise equipment and personal computers. Snap-action switches are generally manufactured to customer specifications by modifying the Company's standard products. Switches are used in various appliances, office equipment and control and measurement device applications. Plasma display products are primarily sold to the entertainment industry as readouts for electronic games. Electronic controls are used in office equipment and appliances. Hall-effect sensors can be used in a wide range of office, industrial and exercise equipment applications to measure speed or position involving harsh environments. Inflation has not been a material factor in any segment.

    The Company's executive offices are located at 3600 Sunset Avenue, Waukegan, Illinois 60087, and its telephone number is (847) 662-9200. The Company has facilities or offices in Pleasant Prairie, Wisconsin, the Federal Republic of Germany, the United Kingdom, France, Hong Kong, the Czech Republic, Australia and Mexico. Additionally, the Company operates in Japan and India through 50% owned affiliates. The Company was incorporated in 1953 in the State of Illinois and reincorporated in the State of Delaware in 1978.

    During the last five years, neither the Company, nor, to the best of its knowledge, any of the persons listed on Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    In December 1998, the Company completed a "Dutch Auction" self tender offer and acquired 2,340,926 Shares for an aggregate purchase price of approximately $36.6 million at a price of $15.50 per share. At various times in 1999, depending on market conditions, the Company repurchased an aggregate of 154,000 Shares, at the then prevailing market prices on the open market or through private transactions, for an aggregate purchase price of $2.0 million.

    Certain information concerning the directors and executive officers of the Company is set forth in Schedule I hereto.

    FINANCIAL INFORMATION. Certain financial information relating to the Company is hereby incorporated by reference to the audited financial statements for the Company's 1999 and 2000 fiscal years set forth in the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2000 (the "2000 10-K"), beginning on page F-1 of such report. This report may be inspected at, and copies may be obtained from, the same places and in the manner set forth below in this section under "--Available Information."

    Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been derived from the financial statements contained in the 2000 10-K. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein.

                             THE CHERRY CORPORATION
               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following summary should be read in conjunction with the consolidated financial statements and related notes contained in the Company's Form 10-K for the fiscal year ending February 29, 2000, incorporated by reference herein.

                                                                YEAR ENDED THE LAST
                                                                  DAY OF FEBRUARY
(IN THOUSANDS EXCEPT SHARE, PER SHARE AND RATIO DATA)         -----------------------
                                                                 2000         1999
                                                              ----------   ----------
SUMMARY OF OPERATIONS
  Net sales.................................................    $360,727      359,881
  Gross profit..............................................      92,002       98,260
  Operating expenses........................................      82,439       77,409
  Profit from continuing operations.........................       9,563       20,851
  Other income, net.........................................       1,542          982
  Earnings before interest and taxes........................      11,105       21,833
  Interest expense, net.....................................       2,877          790
  Earnings from continuing operations before income taxes...       8,228       21,043
  Income tax provision......................................       2,363        7,097
  Net earnings from continuing operations...................       5,865       13,946
  As a percent of sales.....................................         1.6%         3.9%
  Earnings from discontinued operations, net of income
    taxes...................................................      $6,390        4,906
  Net earnings..............................................      12,255       18,852
    Return on average stockholder's equity..................         7.2%        10.7%
OTHER STATISTICS:
  Average shares outstanding:
    Basic...................................................  10,122,279   12,105,269
    Diluted.................................................  10,184,674   12,196,670
  Basic earnings per share:
    Continuing operations...................................        $.58         1.15
    Discontinued operations.................................         .63          .41
                                                              ----------   ----------
      Basic net earnings....................................       $1.21         1.56
  Diluted earnings per share:
    Continuing operations...................................        $.57         1.15
    Discontinued operations.................................         .63          .40
                                                              ----------   ----------
      Diluted net earnings..................................       $1.20         1.55

  Dividends per share.......................................          --           --
  Capital expenditures, net.................................      27,601       31,830
  Depreciation and amortization.............................      24,788       23,761
  Net cash provided by operating activities.................      32,468       33,826
  Ratio of earnings to fixed charges........................        3.6x        14.0x

                                                               LAST DAY OF FEBRUARY
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
FINANCIAL POSITION:
  Cash and equivalents......................................     $13,602       13,720
  Working capital(1)........................................      59,676       49,338
  Current ratio(1)..........................................        1.5x         1.9x
  Net assets of discontinued operations.....................      78,738       79,161
  Total assets..............................................     312,118      320,496
  Long-term debt............................................       4,732       75,389
  Total debt................................................      84,531       95,148

  Stockholders' equity......................................     174,151      167,669
  Stockholders' equity per share............................      $17.28        16.47
  Debt-to-Capital ratio (debt, net of cash).................        28.9%        32.7%

------------------------

(1) Net assets of discontinued operations are excluded from the working capital and current ratio for fiscal 1999 to eliminate distortions. For fiscal 2000, the net assets were included so that they matched accelerations of long term debt to current maturities that were directly related to the sale of the discontinued operation.

    RECENT DEVELOPMENTS. In April 2000, the Company sold its wholly owned subsidiary, Cherry Semiconductor Corporation, to Semiconductor Components Industries, L.L.C. ("SCI"), a wholly owned subsidiary of SCG Holding Corporation. SCI purchased all of the outstanding shares of common stock of CSC for a cash purchase price of $250 million subject to certain adjustments. The sale closed on April 3, 2000. The net proceeds to the Company after taking into account the expenses of the sale and the related tax payments is anticipated to be approximately $175 million. For additional information about the sale of CSC, see the Company's Form 8-K dated April 18, 2000, which may be obtained in the manner set forth below in this section under "--Available Information."

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval, or EDGAR system, including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

7.  CERTAIN INFORMATION CONCERNING PURCHASER

    PURCHASER. Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. Until immediately prior to the time that Purchaser acquires the Shares in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities, or will engage in any significant activities other than those incident to its formation and the transactions contemplated by the Offer and Merger. All of the issued and outstanding shares of capital stock of Purchaser are held by the Cherry Family Members who also own about 53% of the outstanding Shares. The principal address of Purchaser is 3600 Sunset Avenue, Waukegan, Illinois 60087. The telephone number of Purchaser is (847) 662-9200.

    Peter B. Cherry is the sole director and officer of Purchaser. He is also the President and Chairman of the Company. His business address is 3600 Sunset Avenue, Waukegan, Illinois 60087. He is a U.S. citizen.

    Except as described in this Offer to Purchase (i) neither Purchaser nor, to the best of its knowledge, Peter B. Cherry or any of the Cherry Family Members, or any associate or majority-owned subsidiary of Purchaser, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) neither of Purchaser nor, to the best of its knowledge, any of the persons or entities referred to above has effected any transaction in such equity securities during the past 60 days.

    It is currently contemplated that certain affiliates of the Cherry Family Members may sell up to 90,136 Shares in the open market during the Offer period at or below the Offer Price. If these Shares are sold, Peter B. Cherry will be entitled to one-third of the income from the proceeds of the sale of 45,000 Shares, and Virginia Cherry, Peter B. Cherry's mother, will be entitled to receive the proceeds from the sale of 766 Shares. These Shares were not included when calculating the Cherry Family Members' ownership of approximately 53% of the outstanding Shares.

    Except as described in this Offer to Purchase, neither Purchaser nor, to the best of its knowledge, Peter B. Cherry or any of the Cherry Family Members has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, since March 1, 1998, neither Purchaser, nor to the best of its knowledge, Peter B. Cherry or any of the Cherry Family Members has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since March 1, 1998, there have been no contacts, negotiations or transactions between any of Purchaser or its affiliates or, to the best of its knowledge, Peter B. Cherry or any of the Cherry Family Members, on the one hand, and the

Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    During the last five years, neither Purchaser, nor, to the best of its knowledge, Peter B. Cherry or any of the Cherry Family Members (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    AVAILABLE INFORMATION. Purchaser is not subject to the informational reporting requirements of the Exchange Act, nor is it required to file reports and other information with the Commission relating to its businesses, financial condition or other matters. Except as otherwise disclosed in this Offer to Purchase, Purchaser has not made and is not making, any provision in connection with the Offer or the Merger to grant unaffiliated security holders access to the files of Purchaser. However, pursuant to Rule 14d-3 under the Exchange Act, Purchaser filed with the Commission the Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and (ii) by accessing the Commission's website on the Internet at http://www.sec.gov.

8.  SOURCE AND AMOUNT OF FUNDS

    Purchaser estimates that the total amount of funds required for it to purchase all Shares validly tendered and not withdrawn pursuant to the Offer, to consummate the Merger and to pay all related costs and expenses will be approximately $150 million. The Offer is not conditioned upon any external financing arrangements, except that the Company is required to make a loan to Purchaser contemporaneously with the consummation of the Offer in a maximum amount equal to the number of Shares not owned by Purchaser or the Cherry Family Members (on a fully diluted basis) multiplied by the Offer Price, but not to exceed $150 million (the "Loan"). The Loan will be due one hundred twenty days from funding and will bear interest at the greater of the Company's cost of funding or the prime rate plus 0.25%. As security for the Loan, the Merger Agreement states that the Purchaser and the Cherry Family Members will pledge all of their Shares that they own in addition to Shares acquired in the Offer. The Loan will have other terms and conditions for Loans of this nature. Purchaser will also pay a loan fee equal to 3/8% of the loaned amount to be delivered by a note upon funding of the Loan and which shall be payable at the maturity of the Loan.

    The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock, including if such credit is secured directly or indirectly by margin stock. Purchaser believes that the Loan will be in full compliance with the margin regulations.

9. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON STOCK; EXCHANGE ACT REGISTRATION

    MARKET FOR SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers for continued inclusion on The Nasdaq National Market, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round lot stockholders, with a market value of at least $5,000,000, have at least two market makers, have net tangible assets of at least $4 million, and have a minimum bid price of $1 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round lot stockholders, with a market value of at least $15,000,000, have a minimum bid price of $5, have at least 4 market makers and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000.

    If The Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the consummation of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

10. CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect (other than as a result of any action or inaction of Purchaser that constitutes a breach of the Merger Agreement):

        (a) there shall have been instituted, pending or threatened any litigation by the Government of the United States or by any agency or instrumentality thereof (i) challenging the acquisition by Purchaser (or the Cherry Family Members) of shares of Common Stock pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal,
    (iii) that would be reasonably likely to require divestiture by the Purchaser or the Cherry Family Members of any Shares, (iv) that would be reasonably likely to impose material limitations on the ability of Purchaser or the Cherry Family Members to exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company, (v) that would be reasonably likely to make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the Shares pursuant to the Offer, (C) the purchase of Shares pursuant to the Offer or (D) the consummation of the Merger, or (vi) otherwise have a Material Adverse Effect on the Company; or

        (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired or been terminated; or

        (c) there shall have been a subsequent development (including any settlement or final settlement offer from counsel for the plaintiffs) in any action or proceeding pending on June 5, 2000 relating to the Company or any of its subsidiaries or there shall have been instituted any new action or proceeding subsequent to June 5, 2000 that would (i) have a Material Adverse Effect on Purchaser or the Company and its subsidiaries taken as a whole, or
    (ii) make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the shares pursuant to the Offer, (C) the purchase of shares pursuant to the Offer or
    (D) the consummation of the Merger, or (iii) would materially and adversely affect the results of operations of the Company; or

        (d) there shall have been any action taken, or any law promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any governmental entity that would be reasonably likely to result in any of the consequences referred to in subsection (a) above; or

        (e) the Merger Agreement shall have been terminated in accordance with its terms; or

        (f) (i) any of the representations and warranties made by the Company in the Merger Agreement that are qualified by materiality or Material Adverse Effect shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all respects as of such other date), or the other representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all material respects as of such other date), or (ii) the Company shall have breached or failed to comply in any material respect with any of its material obligations under the Merger Agreement; or

        (g) Purchaser and the Special Committee shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

        (h) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer, that number of shares of Common Stock that represents more than 67% of the then outstanding shares of Common Stock (when taken together with Shares beneficially owned by Purchaser and the Cherry Family Members); or

        (i) there shall have been a Material Adverse Effect with respect to the Company, or there shall have been a change or event which could reasonably be expected to have a Material Adverse Effect on the Company; or

        (j) the Company fails to provide and fund the Loan pursuant to the terms agreed upon in the Merger Agreement.

    The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in its discretion other than those set forth in clauses (a), (b), (e), (g) and (h) above, which also require a waiver by the Company. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall promptly be returned by the Depositary to the tendering stockholders.

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    GENERAL.  Except as otherwise disclosed herein, Purchaser is not aware of
(i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Merger or otherwise, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that it would seek such approval or action. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "--Conditions of the Offer." While, except as described in this Offer to Purchase, Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained, or would be obtained without substantial conditions, that adverse consequences might not result to the business of the

Company or Purchaser or that certain parts of the businesses of the Company or Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Purchaser in the Merger Agreement that the Board has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" will not apply to the execution, delivery or performance of the Merger Agreement, the Offer, the Merger or the transactions contemplated by the Merger Agreement.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not believe that any state takeover statutes apply to the Offer. Purchaser has not currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "--Conditions of the Offer."

    ANTITRUST. In the event that a filing is required to be made under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Purchaser expects to promptly file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date on which the Purchaser's forms are filed, unless early termination of the waiting period is granted. However, the Department of Justice (the "DOJ") or the FTC may extend the waiting period by requesting additional information or documentary material from Purchaser. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. If a filing under the HSR Act is required, Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied.

    The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Purchaser or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances.

    Although Purchaser believes that the acquisition of the Shares pursuant to the Offer would not violate the Antitrust Laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the outcome will be. See "--Conditions to the Offer" for certain conditions to Offer, including conditions with respect to litigation and certain government actions.

    As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

    CERTAIN LITIGATION. In April 2000, four class action complaints, captioned DONALD SINCLAIR V. PETER B. CHERRY, ALFRED S. BUDNICK, DR. THOMAS L.
MARTIN, JR., ROBERT B. MCDERMOTT, PETER A. GUGLIELMI, CHARLES W. DENNY, W. ED TYLER, HENRY J. WEST AND THE CHERRY CORPORATION (CASE NO. 18007 NC); JOHN SHAW
V. PETER B. CHERRY, ALFRED S. BUDNICK, DR. THOMAS L. MARTIN, JR., ROBERT B. MCDERMOTT, PETER A. GUGLIELMI, CHARLES W. DENNY, W. ED TYLER, HENRY J. WEST AND THE CHERRY CORPORATION (CASE NO. 18008 NC); GARRETT LONG V. PETER B. CHERRY, ALFRED S. BUDNICK, DR. THOMAS L. MARTIN, JR., ROBERT B. MCDERMOTT, PETER A. GUGLIELMI, CHARLES W. DENNY, W. ED TYLER, HENRY J. WEST AND THE CHERRY CORPORATION (CASE NO. 18009 NC); and JOHN MCKENZIE V. PETER B. CHERRY,
ALFRED S. BUDNICK, DR. THOMAS L. MARTIN, JR., ROBERT B. MCDERMOTT, PETER A. GUGLIELMI, CHARLES W. DENNY, W. ED TYLER, HENRY J. WEST AND THE CHERRY CORPORATION (CASE NO. 180012 NC), were filed in the Court of Chancery of the State of Delaware in and for New Castle County against the Company and current and former directors. On May 9, 2000, another similar class action suit was filed in the same court captioned EDWARD LYNN V. PETER B. CHERRY, ALFRED S. BUDNICK, DR. THOMAS L. MARTIN, JR., ROBERT B. MCDERMOTT, PETER A. GUGLIELMI, CHARLES W. DENNY, W. ED TYLER, HENRY J. WEST AND THE CHERRY CORPORATION (CASE NO. 18044 NC). The foregoing actions purport to be brought on behalf of all public stockholders of the Company in connection with the Initial Proposal made by Purchaser to acquire the Company. The actions allege, among other things, that the per share price offered by Purchaser is unfair and inadequate to the Company's public stockholders and that the individual defendants have breached their fiduciary duties. The complaints seek as relief, among other things, preliminary and permanent injunctive relief enjoining the proposed transaction and monetary damages in an unspecified amount. The defendants believe that they have meritorious defenses to these actions and intend to vigorously defend themselves. On June 6, 2000, a proposed consolidation order was submitted to the Court of Chancery, seeking to consolidate all of the cases before one judge.

12. FEES AND EXPENSES

    Except as otherwise provided herein, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby will be paid by the party incurring such fees and expenses, except that the Company will pay for all fees and expenses relating to the filing, printing and mailing of the documents in connection with the Schedule 14D-9 and the Proxy Statement.

    The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to the beneficial owners of shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    The Purchaser has engaged Banc of America Securities to act as the Dealer Manager in connection with the Offer. Banc of America Securities has also been retained by Peter B. Cherry to be the exclusive financial advisor to Peter B. Cherry in connection with the Offer and the Merger. Pursuant to the terms of Banc of America Securities' engagement, Peter B. Cherry has agreed to pay Banc of America Securities for its services in connection with the Offer and the Merger an aggregate advisory fee of $2 million (which includes payment for services as the Dealer Manager). In the course of business, Banc of America Securities and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers and accordingly, may at any time hold a long or short position in such securities. The Purchaser has also agreed to reimburse Banc of America Securities for all reasonable out-of-pocket fees, expenses and costs, including reasonable fees and expenses of legal counsel, and to indemnify Banc of America Securities and certain related persons against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    The Purchaser has retained Harris Trust and Savings Bank as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Estimated fees and expenses to be incurred by the Purchaser in connection with the Offer are as follows:

Special Committee's Financial Advisor's Fees................  $1,313,750
Purchaser's Financial Advisor's Fees........................   2,000,000
Legal, Accounting and Other Professional Fees...............   1,500,000
Printing, Proxy Solicitation and Mailing Costs..............     300,000
Special Committee Fees......................................     150,000
Filing Fee..................................................      27,664
Financing Fees..............................................     562,500
Miscellaneous...............................................     146,086
                                                              ----------
  Total.....................................................  $6,000,000
                                                              ==========

    Except as set forth above, the Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by it in forwarding material to their customers.

13. MISCELLANEOUS

    Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, and the Company has filed a Tender Offer Solicitation/Recommendation on
Schedule 14D-9 together with exhibits, pursuant to Regulation M-A and Rule 14D-9, respectively, under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedules and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "--Certain Information Concerning the Company--Additional Information" (except that they will not be available at the regional offices of the Commission).

June 15, 2000

                                          CABO Acquisition Corp.

                                   SCHEDULE I
     INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following two tables set forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of the Company as of June 5, 2000. Unless otherwise indicated, each such person is a citizen of the United States and the business address of each such person is c/o The Cherry Corporation, 3600 Sunset Avenue, Waukegan, Illinois 60087.

EXECUTIVE OFFICERS

NAME                                                  BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
----                                                --------------------------------------------------
Peter B. Cherry...................................  Chairman of the Board since 1992 and President since 1982.

Klaus D. Lauterbach...............................  Vice President of the Company since June 1992;
                                                      General Manager of Cherry GmbH since 1990;
                                                      Assistant General Manager prior to 1990.

Dan A. King.......................................  Vice President of Finance and Administration since
                                                      September 1997; V. P. of Finance since June
                                                      1995; Secretary in 1993; Treasurer and Corporate
                                                      Controller prior to 1993.

Kevin G. Powers...................................  Corporate Controller and Assistant Secretary since
                                                      June 1995; Assistant Treasurer 1993-1995.

Robert G. Terwall.................................  Vice President of the Company since June 1997;
                                                      General Manager of Cherry Electrical Products
                                                      Division since 1986.

Kenneth C. Kunin..................................  Vice President of the Company since November 1999;
                                                      General Manager of Cherry Automotive Division
                                                      since November 1999; Director of New Business
                                                      Development from January 1999; Director of
                                                      Automotive Engineering prior to 1999.

DIRECTORS

                                                       PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
NAME                                                             AND OTHER DIRECTORSHIPS
----                                                --------------------------------------------------
Peter B. Cherry...................................  Chairman of the Board and President.

Thomas L. Martin..................................  President Emeritus of Illinois Institute of
                                                    Technology.

Robert B. McDermott...............................  Consultant, formerly partner, law firm of
                                                    McDermott, Will & Emery; Mr. McDermott is also a
                                                      director of Maynard Oil Company.

Peter A. Guglielmi................................  Director, since 1993, Executive Vice President, since 1990, Chief Financial Officer, 1990-1999,
                                                      and Treasurer, 1988-1999, Tellabs Inc. (voice
                                                      and data communications equipment manufacturer),
                                                      President, Tellabs International, Inc.
                                                      1993-1997. Mr. Guglielmi is also a director of
                                                      Internet Communications Corp. and Uniphase
                                                      Corporation.

Charles W. Denny..................................  Chairman, since 1997, Chief Executive Officer and
                                                      President, 1992-1998, Schneider Electric-North
                                                      American Division (formerly Groupe Schneider-
                                                      North America), President and Chief Operating
                                                      Officer, 1992-1997, Square D Company (electrical
                                                      distribution and industrial control products
                                                      manufacturer). Mr. Denny is also a director of
                                                      Woodhead Industries, Inc.

W. Ed Tyler.......................................  Director, President and Chief Executive Officer
                                                    since April 1998, Moore Corporation Limited (print
                                                      and digital communication products and
                                                      services), formerly Executive Vice President,
                                                      1995-1998, and Sector President, Information
                                                      Management Sector since 1996, Sector President,
                                                      Networked Services Sector, 1994-1996, R. R.
                                                      Donnelley & Sons Co. (printing and printing
                                                      related services). Mr. Tyler is also a director
                                                      of Vista Information Solutions, Inc. and First
                                                      Industrial Realty Trust, Inc.

Henry J. West.....................................  Group Vice President, since 1992, The Marmon Group
                                                      (international association of manufacturing and
                                                      service businesses).

                                  SCHEDULE II
      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of the State of Delaware who holds shares of stock on the date of the making of a demand pursuant to subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within

10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. `98, eff. 7-1-98.)

                                    ANNEX A
             OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE
                                  June 4, 2000

Special Committee of the Board of Directors
The Cherry Corporation
3600 Sunset Avenue
Waukegan, IL 60087

Members of the Special Committee of the Board:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders (other than Mr. Peter Cherry and his affiliates and family trusts (Mr. Cherry and such affiliates and family trusts are collectively referred to herein as the "Cherry Group")) of shares of common stock, par value $1.00 per share (the "Shares"), of The Cherry Corporation, a Delaware corporation (the "Company"), of the consideration to be received by such holders in the Transactions (as defined below) pursuant to the Agreement and Plan of Merger, dated as of June 5, 2000, by and between the Company and CABO Acquisition Corp. ("Purchaser") (the "Merger Agreement"). The Merger Agreement provides for, among other things, a cash tender offer (the "Tender Offer") by Purchaser to acquire all of the outstanding Shares, other than Shares held by members of the Cherry Group, at a price of $26.40 per Share, net to the seller in cash (the "Cash Price"), and for a subsequent merger of Purchaser with and into the Company pursuant to which each outstanding Share (other than as provided in the Merger Agreement) will be converted into the right to receive the Cash Price (the "Merger" and, together with the Tender Offer, the "Transactions"). The terms and conditions of the Transactions are set forth in more detail in the Merger Agreement.

    In connection with rendering our opinion, we have reviewed the financial terms and provisions of a draft of the Merger Agreement and, for purposes hereof, we have assumed that the financial terms and provisions of the final form of the Merger Agreement will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, projections and analyses prepared by or on behalf of the Company and provided to us for purposes of our analysis. We have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and prospects.

    We have performed various discounted cash flow analyses and such other financial analyses as we considered appropriate for purposes of this opinion. We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in certain industries we deem relevant. We have also performed such other financial studies and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

    In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We also have assumed and relied upon the reasonableness of the financial projections, forecasts, analyses and other information provided to us, and we have assumed that such projections, forecasts and analyses and other information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. The Company has advised us that it historically has failed to achieve its projected operating results, and that there is a reasonable likelihood that future operating results could be materially less than those presently projected by the Company. We express no opinion with respect to such projections, forecasts and analyses or the assumptions on which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification by any party thereto.

    The Cherry Group owns a majority of the outstanding Shares, and Purchaser and representatives of the Cherry Group have represented and warranted, and we have assumed for purposes hereof, that Purchaser and the Cherry

Group have no interest in selling any equity securities of the Company. Accordingly, in the context of our engagement, we were not authorized to and have not solicited third party indications of interest in acquiring all or any part of the Company or its assets, or investigated any alternative transactions which may be available to the Company. We are aware that an unsolicited proposal to acquire the Company for $26.00 per Share was received by you following announcement of the Cherry Group's interest in acquiring the Company, but was subsequently withdrawn, and, after the public disclosure of such unsolicited proposal, several other inquiries regarding a potential acquisition of the Company were received. We express no opinion with respect to the values which may have been obtained for the Company in a sale to a third party following an auction process.

    We are acting as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with the proposed Transactions and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the completion of the proposed Transactions and the amount of consideration received by holders of the Shares (other than the Cherry Group) in the Transactions.

    In the ordinary course of our business, we may actively trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion addresses only the fairness from a financial point of view to the holders of the Shares (other than the members of the Cherry Group) of the consideration to be received by such stockholders pursuant to the Transactions, and we do not express any views on any other terms of the Transactions. Specifically, our opinion does not address the Special Committee's underlying business decision to recommend the Transactions. In addition, our opinion does not address the solvency of the Company following the Transactions or at any time.

    It is understood that this letter is for the benefit and use of the Special Committee in its consideration of the Transactions, and except for inclusion in its entirety in any proxy statement required to be circulated to stockholders of the Company relating to the Merger or tender offer recommendation statement on
Schedule 14D-9 from the Company to holders of Shares relating to the Transactions, may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This opinion does not constitute a recommendation to any stockholder with respect to whether such holder should tender Shares pursuant to the Tender Offer or as to how such holder should vote with respect to the Merger, and should not be relied upon by any stockholder as such.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Cash Price to be received by the holders of Shares (other than members of the Cherry Group) in the Transactions is fair to such holders from a financial point of view.

                                          Very truly yours,
                                          WASSERSTEIN PERELLA & CO., INC.

                                    ANNEX B
                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of June 5, 2000, between Cabo Acquisition Corp., a Delaware corporation ("PURCHASER"), and The Cherry Corporation, a Delaware corporation (the "COMPANY").

                                    RECITALS

    WHEREAS, Purchaser and the Cherry Family Members (as defined below), beneficially and of record own an aggregate of 5,455,666 shares (the "PURCHASER SHARES") of common stock, par value $1.00 per share (the "SHARES" or the "COMMON STOCK"), of the Company, constituting approximately 52% of the total outstanding Shares, and has proposed to the Company that Purchaser acquire all of the remaining issued and outstanding Shares;

    WHEREAS, the special committee of the independent directors of the board of directors of the Company (the "COMPANY BOARD") established to consider Purchaser's proposal (the "SPECIAL COMMITTEE") has recommended that the Company Board approve the Offer (as defined below), and approve and authorize the Merger (as defined below) and this Agreement;

    WHEREAS, in furtherance of Purchaser's acquisition of all the remaining issued and outstanding Shares, by executing this agreement Purchaser agrees to make a cash tender offer (the "OFFER") in compliance with Section 14(d)(i) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), to acquire any and all of the issued and outstanding Shares for $26.40 per Share (the "PER SHARE AMOUNT"), net to the sellers in cash, upon the terms and subject to the conditions of this Agreement and the Offer and thereafter to proceed with the Merger, upon the terms and subject to the conditions of this Agreement and the Merger;

    WHEREAS, the respective boards of directors of Purchaser and the Company have deemed it advisable and in the best interests of their respective stockholders to consummate and have approved, and the stockholders of Purchaser have deemed it advisable and in their best interests and have approved, the merger of Purchaser with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth herein;

    WHEREAS, the Company Board has approved the Offer and resolved to recommend the Offer to the Company's stockholders;

    WHEREAS, in order to induce the Company to enter into this Agreement, concurrently herewith certain shareholders of the Company (collectively, the "CHERRY FAMILY MEMBERS") are entering into a Stockholder Agreement dated as of the date hereof (the "STOCKHOLDER AGREEMENT") pursuant to which, among other things, the Cherry Family Members have agreed not to tender their shares in the Offer and, prior to consummation of the Offer, to contribute to Purchaser the Shares they own in exchange for shares of capital stock of Purchaser; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

    1.  THE OFFER.

        1.1 THE OFFER.

        (a) Subject to the provisions of this Agreement and this Agreement not having been terminated, Purchaser shall commence, as promptly as practicable, but in no event later than the date required by applicable United States securities laws within the meaning of Rule 14d-2 under the Exchange Act, the Offer. The obligation of Purchaser to commence the Offer and to accept for payment, and to pay for any shares of Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in EXHIBIT A (the "OFFER CONDITIONS"). Subject to the provisions of this Agreement, the Offer shall initially expire on the 20th business day from and after the date the Offer is commenced, including the date of the commencement of the Offer as the first business day in accordance with Rule 14d-2, unless this Agreement is terminated in accordance with ARTICLE 8, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

        (b) Purchaser expressly reserves the right to waive any condition set forth on EXHIBIT A without the consent of the Company, other than those set forth in Sections (a), (b), (e), (g) and (h). Notwithstanding anything to the contrary contained herein, without the prior written consent of the Company, Purchaser shall not (i) reduce the maximum number of Shares subject to the Offer, (ii) decrease the Per Share Amount, (iii) change the form of consideration payable in the Offer, (iv) impose any other conditions to the Offer or amend or modify any other terms of the Offer in any manner adverse to the holders of Shares or (v) except as provided in the next sentence, extend the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer at any time and from time to time:
    (i) if at the then scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as all such conditions shall have been satisfied or waived; (ii) for any period required by any statute or rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and
    (iv) if all of the Offer Conditions are satisfied and the number of Shares (together with the Shares held by the Purchaser and the Cherry Family Members)that have been validly tendered and not withdrawn meet the Minimum Condition (as defined in EXHIBIT A) but represent less than 90% of the then issued and outstanding Shares, from time to time, for an aggregate period of not more than ten (10) business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. So long as this Agreement is in effect and the Offer Conditions have not been satisfied or waived, Purchaser shall cause the Offer not to expire. Subject to and in accordance with the terms and conditions of the Offer and this Agreement (but subject to the right of termination in accordance with ARTICLE 8), Purchaser shall accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act. In addition to the foregoing, so long as the Shares purchased under the Offer together with all the Shares held by Purchaser and the Cherry Family Members represent less than 90% of the then issued and outstanding Shares, Purchaser may provide for a "subsequent offering period" to the extent provided in Rule 14d-11 under the Exchange Act after the purchase of Shares pursuant to the Offer.

        1.2 ACTIONS BY PURCHASER.

        (a) As soon as reasonably practicable following execution of this Agreement, Purchaser shall file with the SEC a Tender Offer Statement and a Rule 13e-3 Transaction Statement on Schedule TO, including all exhibits thereto (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer, the Merger and the other transactions contemplated hereby. The Schedule TO shall contain or incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related documents (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements or amendments thereto, collectively, the "OFFER DOCUMENTS"). The Offer Documents shall comply in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser with respect to information supplied by the Company in writing expressly for inclusion in the Offer Documents. Purchaser agrees to correct promptly, and the Company agrees to notify Purchaser promptly as to, any information provided by it in writing expressly for use in the Offer Documents, if and to the extent such information shall have become false or misleading in any material respect, and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to all of the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Special Committee and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Purchaser agrees to provide the Company and its counsel and the Special Committee and its counsel in writing any comments Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Purchaser shall use its reasonable best efforts after consultation with the Company and its counsel and the Special Committee and its counsel to respond to such comments of and requests by the SEC promptly and shall provide the Company and the Special Committee and its counsel with copies of any written responses and telephonic notification of any verbal responses by Purchaser or its counsel.

        1.3 ACTIONS BY THE COMPANY.

        (a) The Company hereby approves of the Offer and represents and warrants that (i) the Special Committee has recommended that the Company Board approve the Offer and the Merger, and approve and authorize this Agreement, and the other transactions contemplated hereby and (ii) the Company Board at a meeting duly called and held, has, by vote of all directors and based on the recommendation of the Special Committee described in the preceding clause (i) duly adopted resolutions: (A) approving the Offer and the Merger and approving and adopting this Agreement, (B) determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company and the Company's stockholders (other than the Purchaser and the Cherry Family Members), and (C) recommending that the Company's stockholders (other than the Purchaser and the Cherry Family Members) accept the Offer and, if approval is required by applicable law, approve the Merger and approve and adopt this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board and the recommendation of the Special Committee described in the first sentence of this SECTION 1.3(a). The Company shall provide for inclusion in the Offer Documents any information reasonably requested by Purchaser, and to the extent requested by Purchaser, the Company shall cooperate in the preparation of the Offer Documents. The Company further represents and warrants that (i) the Special Committee has been duly authorized and constituted, and (ii) the Special Committee, at a meeting thereof duly called, determined that this Agreement, the Merger and the Offer are fair to and in the best interests of the stockholders of the Company (other than the Purchaser and the Cherry Family Members). Nothing in this Agreement shall limit the right of the Special Committee or the Board of Directors to withdraw, amend or modify its recommendation of the Offer, the Merger or this Agreement (or publicly announce its intention to do so) if a Superior Proposal (as defined below) shall have been proposed and if with respect thereto the Special Committee or the Board of Directors determines in good faith (after consultation with its legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company. It is agreed that the public announcement of the receipt of an Alternative Proposal or that the Special Committee or the Board of Directors is considering such Alternative Proposal shall not constitute such withdrawal, amendment or modification.

        (b) As soon as reasonably practicable on the date of the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with all amendments and supplements thereto, "SCHEDULE 14D-9") containing the recommendations of the Company Board and the Special Committee described in SECTION 1.3(a) and shall disseminate the
    Schedule 14D-9 to the stockholders of the Company to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal or state securities laws. To the extent practicable, the Company shall cooperate with Purchaser in mailing or otherwise disseminating the
    Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Purchaser and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the
    Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Purchaser in writing expressly for inclusion in the Schedule 14D-9. The Company agrees to correct promptly, and Purchaser agrees to notify the Company promptly as to, any information provided by it for use in the Schedule 14D-9, if and to the extent such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to all of the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Purchaser and its counsel in writing any comments the Company or its counsel may receive from the SEC or its staff with respect to the
    Schedule 14D-9 promptly after the receipt of such comments. The Company agrees to use its reasonable best efforts, after consultation with Purchaser, to respond promptly to all such comments of and requests by the SEC. The Company shall provide Purchaser copies of any written responses and telephonic notification of any verbal responses by the Company and its counsel.

        (c) In connection with the Offer, the Company shall promptly, or shall cause its transfer agent to promptly, furnish Purchaser with mailing labels containing the names and addresses of the record holders of Shares, each as of the most recent date together with copies of all lists of stockholders and security position listings and all other information in the Company's possession or control, to the extent reasonably available, regarding the beneficial owners of Common Stock, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as Purchaser may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with SECTION 8.1, shall deliver and cause its agents to deliver to the Company all copies of such information then in their possession or control.

        (d) Contemporaneously with the consummation of the Offer, the Company shall make a loan to Purchaser (the "LOAN") on the terms described on Exhibit B hereto (the "LOAN COMMITMENT"). Pursuant to the Loan Commitment, the Purchaser shall pledge all shares of Common Stock held by Purchaser as security for the Loan including all Shares purchased pursuant to the Offer. Prior to the consummation of the Offer and the making of the Loan, the Cherry Family Members will pursuant to the Stockholder Agreement, and the Purchaser will permit them to, contribute to Purchaser all of the Shares they own, in each case in exchange for shares of capital stock of Purchaser.

                                   ARTICLE 2

    2.  THE MERGER.

        2.1 THE MERGER. At the Effective Time (as defined below), subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). The Merger shall have the effects specified in the DGCL.

        2.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in ARTICLE 7. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

        2.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in
    ARTICLE 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in ARTICLE 8 (and subject to SECTION 3.6), the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL ("CERTIFICATE OF MERGER") to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "EFFECTIVE TIME").

        2.4 CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. Unless otherwise agreed by the Company and Purchaser prior to the Closing, at the Effective Time:

           (a) The certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law and the terms thereof;

           (b) The by-laws of Purchaser as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until duly amended in accordance with applicable law, the terms thereof, and the Surviving Corporation's certificate of incorporation;

           (c) The officers of the Company immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are duly appointed or elected in accordance with applicable law and the Surviving Corporation's certificate of incorporation and by-laws; and

           (d) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are duly appointed or elected in accordance with applicable law, and the Surviving Corporation's certificate of incorporation and by-laws.

                                   ARTICLE 3

    3.  EFFECT OF THE MERGER ON SECURITIES OF PURCHASER AND THE COMPANY.

        3.1 PURCHASER STOCK. At the Effective Time, each share of common stock, $1.00 par value per share, of Purchaser that is outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $1.00 par value per share, of the Surviving Corporation.

        3.2 COMPANY SECURITIES.

        (a) Other than as set forth in the immediately following sentence, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be converted into the right to receive the Per Share Amount or any higher per share price as may be paid in the Offer, without interest (the "MERGER CONSIDERATION") in accordance with SECTION 3.3 upon the surrender of a certificate or certificates (a "CERTIFICATE") representing such shares of Common Stock. The following Shares shall not be converted into the right to receive the Per Share Amount at the Effective Time: (i) shares of Common Stock owned by Purchaser, or any wholly owned subsidiary of Purchaser, or held by the Company, all of which shall be canceled; and (ii) Dissenting Shares (as defined below).

        (b) Each Share issued and held in the Company's treasury at the Effective Time, or held by Purchaser, or any wholly owned subsidiary of Purchaser, shall, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

        (c) The Company shall, immediately prior to the Effective Time,
    (A) terminate each Company stock option, stock appreciation right, restricted stock or similar plan, and any other plan, program or arrangement providing for the issuance, grant or purchase of any other interest in respect of the capital stock of the Company or any of its subsidiaries, and
    (B) amend the provisions of any other Company employee benefit plan, or related trust or funding vehicle, providing for the issuance, holding, transfer or grant of any Shares, or any interest in respect of any Shares (such plans set forth in clauses (A) or (B), collectively, the "COMPANY STOCK PLANS"), to provide no continuing rights to acquire, hold, transfer, or grant any Shares or any interest in any Shares. With respect to the Company's stock option plans, if and to the extent permissible under the Company Stock Plans, prior to the Effective Time, the Company shall cause all vesting of options held by persons who are employees of the Company at the Effective Time to be accelerated and all outstanding restricted stock thereunder held by such persons to be fully vested on a date no later than the date of the Effective Time.

        3.3 EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK.

        (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company, subject to the reasonable satisfaction of the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "PAYING AGENT"). Purchaser shall take all steps necessary to cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to SECTION 3.2(a) and pursuant to SECTION 3.2(c), as and when such amounts are needed by the Paying Agent. Such amounts shall hereinafter be referred to as the "EXCHANGE FUND."

        (b) As soon as practicable after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as are customary for letters of this nature and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to SECTION 3.2, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 3.3, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive on such surrender the amount, without any interest thereon, of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to SECTION 3.2.

        (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this ARTICLE 3.

        (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this ARTICLE 3 may thereafter look only to the Surviving Corporation for payment of any Merger Consideration, without any interest thereon, that may be payable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement.

        (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

        (g) If so specified in the Offer Documents, Purchaser, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Purchaser, the Company, the Surviving Corporation and the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Purchaser, the Company, the Surviving Corporation or the Exchange Agent, the withheld amounts (i) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made, and (ii) shall be promptly paid over to the applicable taxing authority.

        3.4 ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted to eliminate the effects of that event.

        3.5 DISSENTING COMPANY STOCKHOLDERS. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Shares who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "DISSENTING SHARES") will not be exchangeable for the right to receive the Merger Consideration. Each holder of such Dissenting Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of
    Section 262 of the DGCL unless and until such holder fails to perfect or effectively waives, withdraws or loses his or her rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively waives, withdraws or loses such right, such Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest or dividends thereon. The Company will give Purchaser prompt notice of any demands received by the Company for appraisals of Shares, any withdrawals of such demands and any instruments served pursuant to Section 262 of the DGCL, and the

    Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall cooperate with Purchaser and shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        3.6 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding the provisions of SECTION 6.3, in the event that Purchaser, or any direct or indirect subsidiary of Purchaser, shall acquire at least 90 percent of the outstanding Shares (assuming that all Shares owned by the Cherry Family Members are transferred to Purchaser in accordance with the Stockholder Agreement), the parties hereto shall, at the request of Purchaser, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE 4

    4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

        4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own or lease and operate its properties and carry on its business as now conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not result, individually or in the aggregate, in a Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, a "Material Adverse Effect" means a change or effect that is materially adverse to the business, operations, assets, or financial condition of the Company and its subsidiaries, taken as a whole, or the Purchaser, as applicable in a particular case,

        4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby, including without limitation all documentation concerning the Loan (the "ANCILLARY DOCUMENTS"), to which the Company is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including without limitation the approval of the Company Board), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Documents to which the Company is a party or to consummate the transactions contemplated hereby and thereby (other than the approval of this Agreement by the holders of two-thirds of the Shares and other than, in the case of this Agreement, the filing of the Certificate of Merger as required by the DGCL). This Agreement has been, and any Ancillary Document to which the Company is a party at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents to which Purchaser is a party each constitutes a valid and binding obligation of Purchaser) constitutes and will constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        4.3 CAPITALIZATION, ETC. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock. As of the close of business on May 5, 2000, (a) 10,168,066 shares of Common Stock are outstanding,
    (b) 2,494,926 shares of Common Stock are held by the Company in its treasury, and (c) no shares of capital stock of the Company are held by Company's subsidiaries. The Company has no outstanding options to acquire Common Stock or bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of the Common Stock on any matter. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for stock options or other rights issued pursuant to the Company Stock Plans, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, and no stock appreciation rights or limited stock appreciation rights or other rights (including rights of first refusal), agreements or commitments which obligate the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, or any material assets of, the Company or any of its subsidiaries. There are no outstanding obligations of the Company or any subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company or any of its subsidiaries.

        4.4 NO VIOLATION.

        (a) Assuming that all consents, approvals, authorizations and other actions described in this Section have been obtained and all filings and obligations described in this Section have been made, neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents, nor (assuming requisite shareholder approval is obtained) the consummation by the Company of the transactions contemplated hereby or thereby, will: (i) violate, conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of the Company or any material Subsidiary; (ii) other than (A) the filings provided for in
    SECTION 2.3, the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the filings required under the Exchange Act,
    (B) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or by the transactions contemplated by this Agreement, (C) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (D) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, Inc., (E) as may be required under foreign laws, require any consent, approval or authorization of, or declaration, filing or registration with, any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration board or tribunal ("GOVERNMENTAL ENTITY"), the lack of which, individually or in the aggregate, would have a Material Adverse Effect on the Company or, by law, prevent or materially delay the consummation of the transactions contemplated hereby; or (iii) violate any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree ("LAWS"), applicable to the Company, any of its Subsidiaries or any of their respective assets other than any violations which do not have a Material Adverse Effect on the Company.

        (b) For purposes of this Agreement, a "Subsidiary" means, with respect to Purchaser, the Company or any other Person, any entity of which Purchaser, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        4.5 COMPANY OFFER DOCUMENTS.

        (a) None of the information provided by the Special Committee or its advisors in writing with respect to its deliberations and recommendations specifically for inclusion in the Schedule 14D-9, the Offer Documents, the Information Statement (as defined below), or the Proxy Statement (as defined below) (the "COMMITTEE INFORMATION") at the time such document is filed with the SEC or first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by Purchaser in writing expressly for inclusion in the Schedule 14D-9 or any amendment or supplement. If at any time prior to the first purchase of Shares under the Offer, the Special Committee shall obtain knowledge of any facts with respect to the Committee Information that would require the supplement or amendment to the Schedule 14D-9 in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. In the event Purchaser shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Company shall promptly amend or supplement such document and distribute the same to its stockholders as required.

        4.6 BROKERS. Except for Wasserstein, Perella & Co., Inc. (the "FINANCIAL ADVISOR"), the arrangements of which have been disclosed to Purchaser in writing, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Company.

        4.7 OPINION OF FINANCIAL ADVISOR. The Special Committee has received the written opinion of the Financial Advisor to the effect that, as of the date of this Agreement, the Per Share Amount to be received, in the Offer and the Merger by the holders of Shares (other than Purchaser and its affiliates) of the Company pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders of Shares (other than Purchaser and its affiliates) (the "OPINION"). The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of the Opinion and references thereto and the Financial Advisor's presentation to the Company's Board of Directors, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), in the Offer to Purchase, the Schedule TO, the
    Schedule 14D-9 and the Information Statement. Other than the fee owed to the Financial Advisor for providing the Opinion and the indemnification obligations of the Company to the Financial Advisor related to the Financial Advisor's Opinion, neither the Company nor the Company's directors has any continuing obligation to the Financial Advisor.

        4.8 STATE TAKEOVER STATUTES. The Company Board has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of the Agreement or to the Offer, the Merger or the transactions contemplated hereby.

        4.9 REQUIRED VOTE OF COMPANY STOCKHOLDERS. Unless the Merger may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement, the Ancillary Documents and to approve the Merger and the transactions contemplated hereby and thereby, is the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.

                                   ARTICLE 5

    5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as of the date of this Agreement as follows:

        5.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not materially adversely affect the ability of Purchaser to consummate the transactions contemplated hereby and by the Ancillary Documents.

        5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which the Purchaser is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the Ancillary Documents to which the Purchaser is a party or to consummate the transactions contemplated hereby and thereby other than, in the case of this Agreement, the filing of the Certificate of Merger as required by the DGCL. This Agreement has been, and any Ancillary Documents to which the Purchaser is a party at the time of execution will have been, duly and validly executed and delivered by Purchaser, and (assuming this Agreement and such Ancillary Documents to which the Purchaser is a party each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        5.3 NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this Section have been obtained and all filings and obligations described in this Section have been made, neither the execution and delivery of this Agreement or any of the Ancillary Documents by Purchaser, nor the consummation by it of the transactions contemplated hereby or thereby, will (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser; (ii) other than the filings provided for in SECTION 2.3 and the filings required under the Exchange Act, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which, individually or in the aggregate, would have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated hereby or prevent or materially delay the consummation of the transactions contemplated hereby,
    (iii) violate any Laws applicable to Purchaser or any of its assets, or
    (iv) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the creation of any Encumbrance upon any of the properties of Purchaser under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Purchaser is a party or by which Purchaser or any of its properties is bound, other than any violations in the case of clause (iv) which do not have a Material Adverse Effect on Purchaser.

        5.4 INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations as contemplated hereby.

        5.5 INFORMATION SUPPLIED. None of the Offer Documents or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by Purchaser with respect to information supplied by the Company specifically for inclusion in the Offer Documents or any amendment or supplement. None of the information supplied or to be supplied by Purchaser in writing expressly for inclusion or incorporation by reference in (a) the Schedule 14D-9,
    (b) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "INFORMATION STATEMENT") or (c) the proxy statement (together with any amendments or supplements thereto, the "PROXY STATEMENT"), will, (i) in the case of the
    Schedule 14D-9 and the Information Statement, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, or (ii) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting (as defined below), contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time the Purchaser shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its subsidiaries that would require the supplement or amendment to the Offer Documents or the information supplied by Purchaser for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement, in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event the Company shall advise Purchaser as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, Purchaser shall promptly amend or supplement such document as required and distribute the same to the Company's stockholders. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on the information supplied in writing by the Company expressly for inclusion or incorporation by reference therein.

        5.6 NO SALE; DISCLOSURE. Neither Purchaser nor any Cherry Family Members has any interest in selling any equity securities of the Company. Neither Purchaser nor any Cherry Family Members has any present plan or intention to engage in, or cause the Company or any subsidiary of the Company, subsequent to the Offer or the Merger, to engage in any extraordinary corporate transaction such as a merger, reorganization or liquidation or a sale or transfer of a material amount of its assets (an "EXTRAORDINARY TRANSACTION"). Peter Cherry has disclosed to the Board of Directors of the Company any proposals, expressions of interest or offers in any case which specified a price or range of prices or value or range of values made by any third party with respect to any Extraordinary Transaction from January 1, 1999 through the date hereof.

        5.7 BROKERS. Except for Banc of America Securities LLC (the fees and expenses of which shall be borne by the Purchaser), no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Purchaser or Cherry Family Members.

        5.8 SOLVENCY. After giving effect to the Offer, the Merger and the financings contemplated by this Agreement and any other transactions contemplated by this Agreement, the Surviving Corporation will not (i) be insolvent, (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay such debts as they mature and, further, the capital of the Surviving Corporation will not become impaired thereby.

        5.9 PENDING LITIGATION. Purchaser acknowledges that it believes that as of June 5, 2000 actions and proceedings pending on the date hereof relating to the Company or any of its subsidiaries would not (i) have a Material Adverse Effect on Purchaser or the Company and its subsidiaries taken as a whole, or (ii) make materially more costly (A) the making of the Offer,
    (B) the acceptance for payment of, or payment for, some or all of the shares pursuant to the Offer, (C) the purchase of shares pursuant to the Offer or
    (D) the consummation of the Merger.

                                   ARTICLE 6

    6.  COVENANTS.

        6.1 ALTERNATIVE PROPOSALS. The Company agrees (a) that, between the date hereof and the Effective Time, neither it nor any of its subsidiaries shall, and it shall direct its officers, directors, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or the Special Committee) not to, initiate, solicit or knowingly encourage, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) to acquire the Company pursuant to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or in excess of 20% of the assets or equity securities of, the Company or any of its material Subsidiaries (any such proposal or offer being hereinafter referred to as an "ALTERNATIVE PROPOSAL") or engage in any negotiations concerning, or provide any confidential information or data to, afford access to the properties, books or records of the Company or any of its Subsidiaries to, or have any discussions with, any Person relating to an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and
    (c) that it will notify Purchaser promptly of the terms of such Person's or entity's inquiry or proposal if any such inquiries or proposals are received by the Company; PROVIDED, HOWEVER, that nothing contained in this SECTION
    6.1 shall prohibit the Company or its subsidiaries, upon approval of the Special Committee, from (i) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or otherwise make any disclosure required by applicable Law to its stockholders related to an Alternative Proposal, or (ii) prior to the acceptance for payment of shares of Common Stock by Purchaser pursuant to the Offer, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited bona fide Alternative Proposal, only if (A) such proposal was not initially solicited, encouraged or knowingly facilitated by the Company, its Subsidiaries or their agents in violation of this SECTION 6.1, (B) prior to furnishing information to, or entering into discussions or negotiations with, such Person or entity, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person or entity, and (C) the Special Committee determines that such proposal is, or is likely to lead to a proposal that is, more favorable from a financial point of view to the stockholders of the Company as compared to the Offer and the Merger (such proposal meeting the requirements of clauses (A), (B) and (C) being a "SUPERIOR PROPOSAL"). The Company shall keep Purchaser informed of the status of any such discussions or negotiations and the terms of any proposal (but need not disclose the identity of such Person or entity) and, to the extent applicable, shall comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this SECTION 6.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in ARTICLE 8 hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement, or
    (z) affect any other obligation of the Company under this Agreement

        6.2 INTERIM OPERATIONS.

        (a) Except as otherwise contemplated by this Agreement, from and after the date of this Agreement until the Effective Time, unless Purchaser has consented in writing thereto or this Agreement has been terminated pursuant to ARTICLE 8 hereof, the Board of Directors of the Company shall not authorize the Company or any of its Subsidiaries to:

           (i) amend its certificate of incorporation or by-laws;

           (ii) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company or its subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities (or derivative instruments in respect of the foregoing);

          (iii) effect any stock split or otherwise change its capitalization as it exists on the date hereof, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of its subsidiaries;

           (iv) (A) accelerate or waive any or all of the goals, restrictions or conditions imposed under any restricted stock award, or (B) issue, sell, grant or award any shares of capital stock or any right to acquire shares of capital stock under any Company Stock Plan (except as otherwise required by such plan);

           (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by the subsidiaries to the Company);

           (vi) mortgage or otherwise encumber or subject to any encumbrance, or sell, lease or otherwise dispose of any of its property or assets (including capital stock of its subsidiaries), other than Encumbrances that are incurred in the ordinary course of business, the sale or disposition of inventory in the ordinary course of business or the sale, lease, encumbrance or other disposition of assets which, individually or in the aggregate, are obsolete or not material to the Company and its subsidiaries taken as a whole;

          (vii) (A) acquire by merger, purchase or any other manner, any business or entity or any division thereof for consideration in excess of $1,000,000 in the aggregate; or (B) otherwise acquire any assets which would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business and the acquisition of assets for consideration in excess of $1,000,000 in the aggregate;

         (viii) except for borrowings under existing or replacement credit facilities and excepting transactions between the Company and any Subsidiary, incur or assume any long-term or short-term debt or issue any debt securities or assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt or other obligations of any other Person, other than obligations (other than debt) of its subsidiaries incurred in the ordinary course of business;

           (ix) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than subsidiaries of the Company), except with respect to commitments outstanding as of the date hereof, in the ordinary course of business, or (B) forgive any loans, advances or capital contributions to, or investments in, any other Person (other than subsidiaries of the Company), for an aggregate amount in excess of $100,000 (as to clauses (A) and (B) collectively);

           (x) except as contemplated by this Agreement or in the ordinary course of business (A) increase the compensation payable or to become payable to its officers or employees, (B) other than in accordance with existing policies and arrangements, grant any severance pay to its officers, directors or employees or (C) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable law or the terms or a collective bargaining agreement or a contractual obligation existing on the date hereof;

           (xi) change any of the accounting principles or practices used by the Company, except as may be required by GAAP;

          (xii) pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company's filings with the SEC under the Exchange Act since February 28, 2000;

         (xiii) agree to the settlement of any claim or litigation, which settlement would have a Material Adverse Effect;

          (xiv) make, change or rescind any material tax election (other than recurring elections that customarily are made in connection with the filing of any tax return; provided that any such elections are consistent with the past practices of the Company or its subsidiaries, as the case may
       be) or settle or compromise any material tax liability that is the subject of any audit, claim for delinquent taxes, examination, action, suit, proceeding or investigation by any taxing authority;

          (xv) except as contemplated by this Agreement or to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement or as contemplated by this Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

          (xvi) other than in the ordinary course of business, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of the Company or any of its subsidiaries to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company or any of its subsidiaries;

         (xvii) materially modify, amend or terminate any material contract, or waive, relinquish, release or terminate any right or claim, in each case, except in the ordinary course of business;

         (xviii) other than with respect to commitments outstanding as of the date hereof, make any capital expenditures in the aggregate for the Company and its subsidiaries in excess of $4,000,000, in the aggregate;

          (xix) take any action to cause the Common Stock to be delisted from the Nasdaq Stock Market prior to the completion of the Offer; and

          (xx) agree in writing or otherwise to take any of the foregoing actions.

        6.3 COMPANY STOCKHOLDER APPROVAL; INFORMATION STATEMENT.

        (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable Law, the Company, acting through the Company Board, shall (i) following the expiration of the Offer, call a meeting of its stockholders (the "STOCKHOLDERS MEETING") for the purpose of voting upon this Agreement and the transactions contemplated hereby,
    (ii) unless Purchaser or other stockholders execute consents in lieu of a meeting adequate to approve the Merger, hold the Stockholders Meeting as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer, and (iii) unless taking such action would be inconsistent with the fiduciary duties of the directors of the Company or of the Company's directors constituting the Special Committee to stockholders of the Company imposed by Law, as determined by such directors in good faith, and after consultation with independent legal counsel, recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that the Company Board shall not be obligated to recommend this Agreement and the transactions contemplated hereby if, at or prior to the Stockholders Meeting, a Superior Proposal has been received and if with respect thereto the Special Committee or the Board of Directors determines in good faith (after consultation with its legal counsel) that taking such action would be inconsistent with its fiduciary duties to the stockholders of the Company. In the event a Stockholders Meeting is called, unless Purchaser or other stockholders execute consents in lieu of a meeting adequate to approve the Merger, the Company shall use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the approval and adoption of this Agreement, and the transactions contemplated hereby and to secure the vote or consent of stockholders required by the condition specified in ARTICLE 7 to approve and adopt this Agreement, unless otherwise required by the applicable fiduciary duties of the directors of the Company or of the Company's directors constituting the Special Committee, as determined by such directors in good faith, and after consultation with independent legal counsel. Unless Purchaser or other stockholders execute consents in lieu of a meeting adequate to approve the Merger, this Agreement must be submitted to the stockholders of the Company whether or not the Company Board determines at any time subsequent to declaring its advisability that the Agreement is no longer advisable and recommends that the stockholders reject it.

        (b) If required by applicable Law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement or, if applicable, an Information Statement with the SEC with respect to the Stockholders Meeting and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement or, if applicable, Information Statement, to be cleared by the SEC. The Company will notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or, if applicable, Information Statement, or for additional information and will supply Purchaser promptly with copies of all correspondence between the

    Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement or, if applicable, Information Statement, prior to it being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Purchaser agrees to use its best efforts to cooperate with the Company in preparation of the Proxy Statement or any amendment or supplement thereto, and in promptly responding to all comments of and requests by the SEC. As promptly as practicable after the Proxy Statement or, if applicable, Information Statement, has been declared effective by the SEC, the Company shall mail the Proxy Statement or, if applicable, Information Statement, to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event which should be set forth in an amendment or supplement to the Proxy Statement or, if applicable, Information Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

        (c) Subject to the terms of this Agreement, the Company shall use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

        (d) Purchaser agrees to cause all shares of Common Stock purchased by Purchaser pursuant to the Offer and all other shares of Common Stock owned by Purchaser or the Cherry Family Members to be voted in favor of the approval of the Merger or to sign a written consent in lieu of a meeting in favor of approval of the Merger.

        6.4 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company, and Purchaser shall: (a) use their reasonable best efforts to cooperate with one another in (i) determining which filings other than under the Exchange Act are required to be made prior to the expiration of the Offer or the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all filings under the Exchange Act and all such other filings and timely seek all required consents, approvals, permits, authorizations and waivers; and (b) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

        6.5 ACCESS TO INFORMATION.

        (a) From the date of this Agreement until the Closing, the Company shall, and shall cause its subsidiaries to: (i) give Purchaser and its authorized representatives reasonable access, upon notice and during business hours to all books, records, personnel, offices and other facilities and properties of the Company and its subsidiaries, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request; PROVIDED that, subject to SECTION 9.1, no investigation or information furnished pursuant to this SECTION 6.5 shall affect any representation or warranty made herein by any party hereto or the conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement; PROVIDED, FURTHER, that such access shall be at the expense of Purchaser.

        (b) Purchaser will, and will cause its employees, agents and representatives and the Cherry Family Members to hold in strict confidence, and not use except in furtherance of the Offer and the Merger, any confidential or proprietary data or information obtained from or on behalf of the Company or any of its subsidiaries under SECTION 6.5.

        6.6 PUBLICITY. The initial press release relating to this Agreement shall be issued jointly by the Company and Purchaser. Thereafter, the Company and Purchaser shall obtain the prior consent of each other before issuing any press release or otherwise making public announcement with respect to the transactions contemplated hereby, except as may be required by Law or any listing agreement with any national securities exchange with respect thereto.

        6.7 FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby, including the Merger.

        6.8 INDEMNIFICATION AND INSURANCE.

        (a) Each of Purchaser and the Company agrees that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries as provided under the DGCL and in the Company's Certificate of Incorporation or Bylaws or the charter and bylaws of the Company's subsidiaries as in effect on the date hereof with respect to matters occurring up to and including the Effective Time shall survive the purchase of any Shares under the Offer and the Merger. Without limiting the generality of the foregoing, in the event any person entitled to indemnification under this Section 6.8(a) becomes involved in any claim, action, proceeding or investigation after the purchase of any Shares under the Offer, the Company shall periodically advance to such person his or her reasonable legal and other reasonably incurred expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such person providing an undertaking to reimburse all amounts so advanced unless it is determined that such person is entitled to indemnification.

        (b) Purchaser and the Company will maintain in effect for not less than six years after the later to occur of the purchase of any Shares under the Offer or the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act up to and including the Effective Time, including acts relating to the transactions contemplated by this Agreement; provided, however, that in order to maintain or procure such coverage, the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 150% of the most recent annual premium paid by the Company prior to the date hereof (the "CAP"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Purchaser or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

        (c) The provisions of this SECTION 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Company's current directors and officers and their heirs and personal representatives.

                                   ARTICLE 7

    7.  CONDITIONS.

        7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

        (a) If approval of this Agreement and the Merger by the holders of Common Stock is required by applicable Law, this Agreement and the Merger shall have been approved by the requisite vote of such holders.

        (b) No United States federal or state governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal.

        (c) Any waiting period (and any extension thereof) applicable to the Offer and the Merger under the Hart-Scott-Rodino Act shall have terminated or expired.

        (d) The Purchaser shall have accepted for payment and paid for all Shares validly tendered pursuant to the Offer and not withdrawn; PROVIDED, HOWEVER, that neither the Company nor the Purchaser shall be entitled to invoke this condition, if it shall have been the cause of the failure to purchase shares so tendered and not withdrawn in violation of the terms of the Offer.

                                   ARTICLE 8

    8.  TERMINATION.

        8.1 TERMINATION. This Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated at any time prior to the Effective Time:

        (a) by mutual written consent of Purchaser and the Special Committee; or

        (b) by the Purchaser or the Special Committee:

           (i) if either (x) the purchase of Shares pursuant to the Offer has not been consummated on or before October 2, 2000, or (y) the Effective Time shall not have occurred on or before December 1, 2000 (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of consummation of the purchase of Shares pursuant to the Offer on or before October 2, 2000 or the Effective Time to occur on or before December 1, 2000; or

           (ii) if there shall be any Law that makes consummation of the Offer or the Merger illegal or prohibited, or if any court of competent jurisdiction in the United States shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

        (c) by the Special Committee:

           (i) if there is a Superior Proposal and if with respect thereto the Special Committee or the Board of Directors determines in good faith (after consultation with its legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company; or

           (ii) if Purchaser shall have breached in any material respect any of its representations, warranties or covenants contained in this Agreement; or

        (d) by Purchaser:

           (i) prior to the acceptance of any Common Stock validly tendered pursuant to the Offer, if the Special Committee shall have withdrawn or modified, in a manner that is materially adverse to Purchaser, its approval or recommendation of this Agreement, the Offer, the Merger or any other transaction contemplated hereby or shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or another tender offer for Common Stock, or shall have resolved to do any of the foregoing; or

           (ii) if the Company shall have breached in any material respect any of its representations, warranties or covenants contained in this Agreement; or

          (iii) if the Company fails to timely provide the Loan described in
       SECTION 1.3(d).

        8.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this SECTION 8.2 and SECTIONS 6.5(b),
    9.6 and 9.7, and there shall be no liability on the part of the Company, Purchaser or their respective officers or directors, except for any breach of a party's obligations under such provisions. If this Agreement shall terminate pursuant to SECTION 8.1(c)(i) or SECTION 8.1(d)(i), no later than 10 days after such termination, the Company shall reimburse Purchaser and the Cherry Family Members for the reasonable out-of-pocket expenses of Purchaser and the Cherry Family Members, incurred in connection with or arising out of the Offer, the Merger or the transactions contemplated hereby or by the Ancillary Documents, reasonable attorneys' fees, up to a maximum of $1,000,000. Each of the Company and the Purchaser acknowledges that the agreements contained in this SECTION 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and the Company would not enter into this Agreement. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any breach of this Agreement.

        8.3 AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the board of directors of each of the parties hereto and, in the case of the Company, with the approval of the Special Committee at any time before or after adoption of this Agreement by the stockholders of the Company (if required); PROVIDED, HOWEVER, that after any such stockholder approval

    (if required), no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of, or the income tax consequences to, the Company's stockholders (other than Purchaser and the Cherry Family Members) hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

        8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; PROVIDED, HOWEVER, that, if the Company seeks to make such extension or waiver as provided in (a), (b) or (c) above, it must first obtain the approval of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

    9.  ADDITIONAL AGREEMENTS; GENERAL PROVISIONS.

        9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No inaccuracy in any of the Company's representations or warranties which is known to Peter Cherry as of the date hereof shall cause such representation or warranty to be untrue or inaccurate for any purpose under this Agreement. No breach of any agreement or obligation of the Company contained herein caused directly or indirectly by any action or inaction by Peter Cherry shall cause such agreements or obligations to be breached for any purpose under this Agreement.

        9.2 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time.

        9.3 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by overnight courier or sent by facsimile, to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

       If to Purchaser:
       Cabo Acquisition Corp.
       c/o Peter B. Cherry
       The Cherry Corporation
       3600 Sunset Avenue
       Waukegan, Illinois 60087
       Facsimile: (847) 360-3390
       Attention: Peter B. Cherry

       with a copy to:

       McDermott, Will & Emery
       227 West Monroe Street
       Suite 4400
       Chicago, IL 60606-5096
       Facsimile: (312) 984-3669
       Attention: William J. Quinlan
                Helen R. Friedli, P.C.

       If to the Company:
       The Cherry Corporation
       3600 Sunset Avenue
       Waukegan, Illinois 60087
       Facsimile: (847) 360-3390
       Attention: Robert B. McDermott

       With a copy to:

       Sidley & Austin
       Bank One Plaza
       10 South Dearborn Street
       Chicago, Illinois 60603
       Facsimile: (312) 853-7036
       Attention: Thomas A. Cole, Esq.
                Imad I. Qasim, Esq.

        9.4 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Purchaser may assign its rights hereunder (including, without limitation, the right to make the Offer and/or to purchase shares of Common Stock pursuant to the Offer) to a wholly owned subsidiary of Purchaser; and, further provided that nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
    SECTION 6.8 which may be enforced directly by the beneficiaries thereof, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.5 ENTIRE AGREEMENT. This Agreement, the Stockholder Agreement, the Exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

        9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company and Purchaser hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the State of Delaware or any court of the State of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Purchaser hereby appoints The Corporation Trust Company as agent for service of process. The address of such agent for service of process is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

        9.7 FEES AND EXPENSES. Except as otherwise provided in SECTION 8.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        9.8 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

           (i) "KNOWLEDGE" of any party hereto shall mean the knowledge of any of the executive officers of that party.

           (ii) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

        9.9 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.10 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

        9.11 WAIVERS. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Documents. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        9.12 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.14 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          THE CHERRY CORPORATION

                                          By: /s/ ROBERT B. MCDERMOTT
                                          --------------------------------------

                                          Name: Robert B. McDermott
                                          Title: Chairman, Special Committee to
                                                 the Board of Directors

                                          CABO ACQUISITION CORP.

                                          By: /s/ PETER B. CHERRY
                                          --------------------------------------

                                          Name: Peter B. Cherry
                                          Title: President

                                   EXHIBIT A
                            CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer) to pay for any shares of Common Stock tendered pursuant to the Offer not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect (other than as a result of any action or inaction of Purchaser that constitutes a breach of this Agreement):

        (a) there shall have been instituted, pending or threatened any litigation by the Government of the United States or by any agency or instrumentality thereof (i) challenging the acquisition by Purchaser (or the Cherry Family Members) of shares of Common Stock pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal,
    (iii) that would be reasonably likely to require divestiture by the Purchaser or the Cherry Family Members of any Shares, (iv) that would be reasonably likely to impose material limitations on the ability of Purchaser or the Cherry Family Members to exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company, (v) that would be reasonably likely to make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the Shares pursuant to the Offer, (C) the purchase of Shares pursuant to the Offer or (D) the consummation of the Merger, or (vi) that would otherwise have a Material Adverse Effect on the Company; or

        (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has not expired or been terminated; or

        (c) there shall have been a subsequent development (including any settlement or final settlement offer from counsel for the plaintiffs) in any action or proceeding pending on June 5, 2000 relating to the Company or any of its subsidiaries or there shall have been instituted any new action or proceeding subsequent to June 5, 2000 that would (i) have a Material Adverse Effect on Purchaser or the Company and its subsidiaries taken as a whole, or
    (ii) make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the shares pursuant to the Offer, (C) the purchase of shares pursuant to the Offer or
    (D) the consummation of the Merger, or (iii) would materially and adversely affect the results of operations of the Company; or

        (d) there shall have been any action taken, or any Law promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any Governmental Entity that would be reasonably likely to result in any of the consequences referred to in subsection (a) above; or

        (e) this Agreement shall have been terminated in accordance with its terms; or

        (f) (i) any of the representations and warranties made by the Company in this Agreement that are qualified by materiality or Material Adverse Effect shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all respects as of such other date), or the other representations and warranties made by the Company in this Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all material respects as of such other date) or (ii) the Company shall have breached or failed to comply in any material respect with any of its material obligations under this Agreement; or

        (g) Purchaser and the Special Committee shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

        (h) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer, that number of shares of Common Stock that represents more than 67% of the then outstanding shares of Common

    Stock (when taken together with Shares beneficially owned by Purchaser and the Cherry Family Members) (the "MINIMUM CONDITION"); or

        (i) there shall have been a Material Adverse Effect with respect to the Company, or there shall have been a change or event which could reasonably be expected to have a Material Adverse Effect on the Company; or

        (j) the Company fails to provide and fund the Loan pursuant to the Loan Commitment.

    The foregoing conditions are for the sole benefit of Purchaser and may, except as provided in SECTION 1.1(b) of the Agreement, be waived by Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall promptly be returned by the depositary to the tendering stockholders.

                                   EXHIBIT B
                                 TERMS OF LOAN

Maturity: 120 days from funding

Interest: The greater of the Company's cost of funding and prime plus 0.25%

Maximum Amount: An amount equal to the number of shares of Common Stock not owned by Purchaser or the Cherry Family Members (on a fully diluted basis) MULTIPLIED BY the Per Share Amount, but not to exceed $150 million

Security: All shares of Common Stock owned by Purchaser and the Cherry Family Members PLUS shares of Common Stock purchased in the Offer

Other Terms and Conditions: Customary for Loans of this nature

Loan Fee: An amount equal to 3/8% of the loaned amount to be delivered by a note upon the funding of the Loan, which note shall be payable at the maturity of the Loan

                                    ANNEX C
                             STOCKHOLDER AGREEMENT

    STOCKHOLDER AGREEMENT, dated as of June 5, 2000 (this "AGREEMENT"), by the undersigned stockholders (the "STOCKHOLDERS") of The Cherry Corporation, a Delaware corporation (the "COMPANY"), for the benefit of the Company.

                                    RECITALS

    WHEREAS, the Company and Cabo Acquisition Corp., a Delaware corporation ("PURCHASER") are entering into an Agreement and Plan of Merger, dated as of June 5, 2000 (the "MERGER AGREEMENT"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $1.00 per share, of the Company (the "COMMON STOCK"), not owned directly or indirectly by the Stockholders will be acquired by the Purchaser for $26.40 per share;

    WHEREAS, each Stockholder owns of record and/or holds employee stock options to acquire (whether or not vested) that number of shares of Common Stock appearing under his name on the signature page hereof (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "SUBJECT SHARES"); and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders agree, and in order to induce the Company to enter into the Merger Agreement the Stockholders have agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

    1. COVENANTS OF STOCKHOLDER. Until the termination of the Stockholders' obligations in accordance with Section 4, each Stockholder agrees as follows:

        (a) At the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall cause all Subject Shares and all shares of Common Stock acquired by the Purchaser in the Offer to be present and voted in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

        (b) The Stockholder shall cooperate with the Company to support and to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement and shall, as stockholders of Purchaser, take all actions as shall be required of them as stockholders to authorize and direct the Purchaser to fulfill its obligations under the Merger Agreement and the Loan Agreement.

        (c) The Stockholder shall not tender any Subject Shares in the Offer or, except as contemplated by clause (d), otherwise sell, transfer or assign record or beneficial ownership in any Subject Shares.

        (d) Immediately prior to the funding of the Loan by the Company to the Purchaser, all Subject Shares will be transferred by the Stockholder to the Purchaser in a capital contribution and the Stockholder will cause the Purchaser to retain the Subject Shares and shares acquired in the Offer through the Effective Time.

        (e) Except by means of the exercise of currently outstanding employee stock options, the Stockholder will not acquire shares of Common Stock.

    2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder represents and warrants to the Company as follows:

        (a) The Stockholder is the record owner of, and has good title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

        (b) This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery and performance of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor (except for filings required under the HSR Act and the Exchange Act) require the Stockholder to make or obtain any regulatory filing or approval.

        (c) The Subject Shares held by the Stockholders, collectively, represent, in the aggregate approximately 52% of the outstanding shares of Common Stock. The Stockholder has no interest in selling the Subject Shares. The Stockholder has no present plan or intention to cause the Purchaser or the Company or any subsidiary of the Company, subsequent to the Offer or the Merger, to engage in any extraordinary corporate transaction such as a merger, reorganization or liquidation or a sale or transfer of a material amount of its assets (an "EXTRAORDINARY TRANSACTION").

        (d) The Stockholders, collectively, are the record and beneficial owners of, and have good title to, 100% of the outstanding shares capital stock of the Purchaser and will remain so through the Effective Time. The Stockholders, collectively, have the sole right to vote and the sole power of disposition with respect to such shares and will retain such right and power through the Effective Time. The representations and warranties of the Purchaser in the Merger Agreement are, to the best knowledge of the Stockholder, true and correct.

    3. REPRESENTATION AND WARRANTY OF PETER CHERRY. Peter Cherry represents and warrants to the Company that he has disclosed to the Board of Directors of the Company any proposals, expressions of interest or offers in any case which specified a price or range of prices or value or range of values made by any third party with respect to any Extraordinary Transaction from January 1, 1999 through the date hereof.

    4. TERMINATION. The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 8.1 thereof or the Effective Time. No such termination shall relieve the Stockholder from any liability in connection with this Agreement incurred prior to such termination.

    5. SUCCESSORS, ASSIGNS AND TRANSFEREES BOUND. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

    6. REMEDIES. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause the Company irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

    7. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

    8. AMENDMENT. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholders and the Company; in the case of the Company, any such amendment shall be effective only if authorized by action of the Special Committee.

    9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    10. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

    11. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                                            /s/ PETER CHERRY
                                                            ---------------------------------------------------
                                                            Name: Peter Cherry, as trustee of the Peter Cherry
                                                            Trust under Agreement dated February 28, 1983

                                                            Number of shares of Common Stock owned on the date
                                                            hereof: 1,000,042

                                                            /s/ PETER CHERRY
                                                            ---------------------------------------------------
                                                            Name: Peter Cherry, as the General Partner of PBC
                                                            Investments, L.P.

                                                            Number of shares of Common Stock owned on the date
                                                            hereof: 622,764

                                                            /s/ PETER CHERRY
                                                            ---------------------------------------------------
                                                            Name: Peter Cherry, as the General Partner of Cherry
                                                            Investments, L.P.

                                                            Number of shares of Common Stock owned on the date
                                                            hereof: 1,097,011

                                                            /s/ PETER CHERRY
                                                            ---------------------------------------------------
                                                            Name: Peter Cherry, as trustee of the Virginia
                                                            Cherry Trust under Agreement dated January 18, 1978

                                                            Number of share of Common Stock owned on the date
                                                            hereof: 931,114

                                                            /s/ PETER CHERRY
                                                            ---------------------------------------------------
                                                            Name: Peter Cherry, individually as an option holder

                                                            Number of shares of Common Stock covered by options
                                                            on the date hereof: 136,000

                                                            /s/ PETER CHERRY
                                                            ---------------------------------------------------
                                                            Name: Peter Cherry, as trustee of the Walter Cherry
                                                            Trust under Agreement dated January 18, 1978

                                                            Number of shares of Common Stock owned on the date
                                                            hereof: 927,281

                                                            /s/ PETER CHERRY
                                                            ---------------------------------------------------
                                                            Name: Peter Cherry, as trustee under the Catherine
                                                            Moore Trust

                                                            Number of shares of Common Stock owned on the date
                                                            hereof: 284,000

                                                            /s/ PETER CHERRY
                                                            ---------------------------------------------------
                                                            Name: Peter Cherry, as co-trustee under the
                                                            Catherine Moore Trust under Agreement dated
                                                            February 26, 1982

                                                            /s/ VIRGINIA CHERRY
                                                            ---------------------------------------------------
                                                            Name: Virginia Cherry, as co-trustee under the
                                                            Catherine Moore Trust under Agreement dated
                                                            February 26, 1982

                                                            Number of shares of Common Stock owned on the date
                                                            hereof: 457,454

Accepted and Agreed
to as of the date set forth above:

THE CHERRY CORPORATION

By:  /s/ ROBERT B. MCDERMOTT
     -------------------------------------------
     Name: Robert B. McDermott
     Title: Chairman, Special Committee of the
          Board of Directors

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                         Harris Trust and Savings Bank

              BY MAIL:                  BY FACSIMILE TRANSMISSION:        BY HAND OR OVERNIGHT COURIER:
   Harris Trust and Savings Bank              (212) 701-7636              Harris Trust and Savings Bank
c/o Harris Trust Company of New York    FOR INFORMATION TELEPHONE:     c/o Harris Trust Company of New York
        Wall Street Station                   (212) 701-7624                      Receive Window
           P.O. Box 1010                                                        Wall Street Plaza
   New York, New York 10268-1010                                            88 Pine Street, 19th Floor
                                                                             New York, New York 10005

    Any requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
             Banks and Brokerage Firms, Please Call: (800) 662-5200
                   STOCKHOLDERS, PLEASE CALL: (800) 566-9061

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                               9 West 57th Street
                            New York, New York 10019
                   Toll Free: (888) 583-8900, extension: 6320
                          Call Collect: (212) 847-6320
                           Contact: Gregory S. Donat